Exhibit 10.1

MACQUARIE CAPITAL (USA) INC. MACQUARIE CAPITAL FUNDING LLC 125 West 55th Street New York, New York 10019	NATIXIS, NEW YORK BRANCH 1251 Avenue of the Americas New York, New York 10020

CONFIDENTIAL

August 12, 2019

Boxwood Merger Corp.

8801 Calera Dr.

Austin, TX 78735

Attn: Steven Kadenacy

Project Atlas
Commitment Letter

Ladies and Gentlemen:

Boxwood Merger Corp., a Delaware corporation (the “SPAC” or “you”), has advised Macquarie Capital Funding LLC (“Macquarie Lender”), Macquarie Capital (USA) Inc. (“Macquarie Capital”) and Natixis, New York Branch (“Natixis” and, together with Macquarie Lender and Macquarie Capital, collectively, the “Commitment Parties”, “us” or “we”) that you intend to acquire (the “Acquisition”), through Atlas TC Buyer LLC, a newly formed Delaware limited liability company controlled by you (“Acquisition Co.”), all of the outstanding equity interests of Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Target”), and to consummate the other transactions described in the Transaction Summary attached hereto as Exhibit A (the “Transaction Summary”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Transaction Summary, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “First Lien Facilities Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Second Lien Facilities Term Sheet” and, together with the First Lien Facilities Term Sheet, the “Term Sheets”) or the Summary of Conditions Precedent attached hereto as Exhibit D (such Exhibits A, B, C and D, together with this commitment letter, this “Commitment Letter”).

1.	Commitments

In connection with the Transactions, each of Macquarie Lender and Natixis (in such capacity, each an “Initial Lender”) is pleased to advise you of its several but not joint commitment to provide 60.0% and 40.0%, respectively, of the aggregate principal amount of each of (a) a senior secured first lien term loan facility (the “First Lien Term Facility”) in an amount not to exceed the sum of (i) up to $290.0 million under the First Lien Term Facility and (ii) at the Borrower’s option, any additional amounts under the First Lien Term Facility to fund original issue discount and/or upfront fees on the First Lien Term Facility in connection with the exercise of the “Flex Provisions” under the Fee Letter (as defined below)), (b) a $40.0 million senior secured first lien revolving credit facility (the “Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”) and (c) a senior secured second lien term loan facility (the “Second Lien Contingency Term Facility” and, together with the First Lien Facilities, the “Facilities”) in an amount not to exceed the sum of (i) up to $70.0 million and (ii) at the Borrower’s option, any additional amounts under the Second Lien Contingency Term Facility to fund original issue discount and/or upfront fees on the Second Lien Contingency Term Facility in connection with the exercise of the “Flex Provisions” under the Fee Letter, in each case, upon the terms set forth in this Commitment Letter and the Term Sheets, which commitment is conditioned solely on the conditions precedent set forth in Exhibit D hereto (the “Initial Funding Conditions”).

2.	Titles and Roles

It is agreed that, subject to the terms and conditions contained in this Commitment Letter and the Fee Letter, you hereby appoint (i) each of Macquarie Capital and Natixis to act as a joint lead arranger and bookrunner for the First Lien Facilities (acting in such capacities, each a “First Lien Lead Arranger” and, together with any other lead arranger and bookrunner for the First Lien Facilities that may be appointed in accordance with the terms of this Section 2, the “First Lien Lead Arrangers”), (ii) each of Macquarie Capital and Natixis to act as a joint lead arranger and bookrunner for the Second Lien Contingency Term Facility (acting in such capacities, each a “Second Lien Lead Arranger” and, together with any other lead arranger and bookrunner for the Second Lien Contingency Term Facility that may be appointed in accordance with the terms of this Section 2, the “Second Lien Lead Arrangers” and, together with the First Lien Lead Arrangers, collectively, the “Lead Arrangers”), (iii) Macquarie Lender (or another entity designated by Macquarie Lender) to act as sole administrative agent and collateral agent for the First Lien Facilities (acting in such capacities, the “First Lien Administrative Agent”) and (iv) Macquarie Lender (or another entity designated by Macquarie Lender) to act as sole administrative agent and collateral agent for the Second Lien Contingency Term Facility (acting in such capacities, the “Second Lien Administrative Agent” and, together with the with First Lien Administrative Agent, the “Administrative Agents”).

Except as set forth in the provisos below of this paragraph, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid by you or any of your affiliates (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Facilities unless you and we shall so agree in writing; provided, that you may, in consultation with the Lead Arrangers, on or prior to the date which is 20 business days after the date of your acceptance of this Commitment Letter, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Initial Lender”) for the Facilities, and award such Additional Initial Lenders titles (other than administrative agent or collateral agent) in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any Additional Initial Lenders, then, upon the execution by such Additional Initial Lender (or any relevant affiliate thereof) of customary joinder documentation, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lenders in respect of the Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such Additional Initial Lender (or its relevant affiliates) in respect of each of the Facilities, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of the Facilities at such time on a pro rata basis according to the respective amounts of their commitments, and, thereafter, each such Additional Initial Lender (and any relevant affiliate thereof) shall constitute a “Commitment Party” and “Lead Arranger” hereunder and under the Fee Letter and it or its relevant affiliate providing such commitment shall constitute a “Commitment Party” hereunder and under the Fee Letter); provided, further, that (i) each Additional Initial Lender (or its relevant affiliates) shall provide commitments ratably across each of the Facilities, (ii) the economics allocated to each Additional Initial Lender (or its relevant affiliates) shall be commensurate with the commitments committed by it and (iii) in no event shall the Commitment Parties party to this Commitment Letter as of the date hereof be entitled to less than 80% of the aggregate economics of each of the Facilities (exclusive of the annual agency fees set forth in the Fee Letter).

It is further agreed that Macquarie Capital (together with its affiliates) will have “left” placement on any marketing materials or other documentation used in connection with any of the Facilities and Natixis will be placed on the right of Macquarie Capital and each Lead Arranger will hold the roles and responsibilities conventionally understood to be associated with such name placements.

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3.	Syndication

We intend to commence our syndication efforts with respect to the Facilities promptly following your execution and delivery of this Commitment Letter and, until the earlier of a Successful Syndication (as defined in the Fee Letter) and the 45th day after the Closing Date (such earlier date, the “Syndication End Date”), you agree to assist (and use commercially reasonable efforts to cause the Target to assist) the Commitment Parties in seeking to complete a syndication that is reasonably satisfactory to the Commitment Parties and you. Such assistance shall include, inter alia, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your and the Target’s existing lending and investment banking relationships, (b) your facilitating direct contact between senior management, representatives and non-legal advisors of you and Acquisition Co., on the one hand, and the prospective Lenders, on the other hand (and your using commercially reasonable efforts to arrange for contact between appropriate members of senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases upon reasonable notice and at reasonable times and locations to be mutually agreed upon, (c) your and Acquisition Co.’s assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Facilities, (d) your and Acquisition Co. hosting (and your using commercially reasonable efforts to have the Target host) with the Commitment Parties of one general bank meeting with prospective Lenders during regular business hours at a time and in a place to be mutually agreed upon (and, if reasonably requested by the Lead Arrangers, additional one-on-one investor meetings (which may, at the election of the Lead Arrangers, be by telephone) with proposed Lenders at times and places to be mutually agreed upon as part of the syndication process), (e) your using your commercially reasonable efforts to procure a public corporate credit rating from Standard & Poor’s Ratings Services (“S&P”) and a public corporate family rating Moody’s Investors Service (“Moody’s”), in each case with respect to the Borrower (but no specific rating in each case), and public ratings for the Facilities from each of S&P and Moody’s (but no specific rating in each case) prior to the launch of general syndication of the Facilities and (f) your causing (and, in the case of the Target, using your commercially reasonable efforts to cause) there to be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, Acquisition Co., the Target or any of your or its respective subsidiaries being offered, placed or arranged (other than indebtedness of the Target permitted to be incurred, issued or remain outstanding on or prior to the Closing Date pursuant to the Acquisition Agreement (as in effect on the date hereof)) prior to the Syndication End Date without the consent of the Commitment Parties, if such issuance, offering, placement or arrangement, in the reasonable opinion of the Lead Arrangers, would reasonably be expected to materially impair the primary syndication of the Facilities (it being understood and agreed that deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, in each case, will not be deemed to materially impair the primary syndication of the Facilities).

The Commitment Parties, in their capacity as such, will manage, in consultation with you, all aspects of the syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld, delayed or conditioned) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided, that we will not syndicate to (i) any person designated by you as a “Disqualified Lender” by written notice delivered to us prior to the date of this Commitment Letter, (ii) any person that is a competitor of Acquisition Co., the Target or each of Acquisition Co.’s or the Target’s respective subsidiaries, which person has been designated as a “Disqualified Lender” by written notice to us by you (or, if after the Closing Date, by the Borrower to the Administrative Agent) from time to time (but not less than 3 business days prior to such date) (any such person, a “Competitor”) and (iii) affiliates of persons described in clause (i) or (ii) above (other than such affiliates that are bona fide debt funds, fixed income investors, regulated bank entities or unregulated lending entities generally engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business) that are either (a) identified in writing by you to us (or, if after the Closing Date, by the Borrower to the Administrative Agent) from time to time or (b) clearly identifiable as an affiliate of such persons solely on the basis of such affiliate’s name (the persons described in preceding clauses (i) through (iii), collectively, the “Disqualified Lenders”); provided that, to the extent persons are identified as a Disqualified Lender in writing by you or the Borrower to the Administrative Agent after the date hereof pursuant to clause (ii) or (iii)(a) above, such designation shall become effective three business days thereafter and the inclusion of such persons as Disqualified Lenders shall not retroactively apply to disqualify any persons that have previously acquired an assignment or participation in the Facilities; provided further, that the term “Disqualified Lender” shall exclude any person that you or the Borrower have designated as no longer being a “Disqualified Lender” by written notice delivered to us from time to time.

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Notwithstanding the Commitment Parties’ right to syndicate their commitments for the Facilities and to receive commitments with respect thereto (other than as set forth in Section 2 above with respect to Additional Initial Lenders), (a) any assignments of the commitments hereunder by a Commitment Party in connection with a syndication shall not relieve, release or novate the Commitment Parties’ obligations to you to provide any portion of its commitment hereunder or to fund the loans on the Closing Date until after the initial funding of the Facilities on the Closing Date, (b) no assignment or novation shall become effective (as between you and such Commitment Party) with respect to all or any portion of any Commitment Party’s commitments with respect of the Facilities until after the initial funding of the Facilities on the Closing Date and (c) unless you otherwise expressly agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the funding of the Facilities on the Closing Date has occurred.

You hereby acknowledge that (a) the Lead Arrangers will make Information (as defined below) and Projections (as defined below) available to the proposed syndicate of the Lenders and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive any MNPI (as defined below)) (each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). At the request of the Commitment Parties, you agree to assist us in the preparation of a version of the information package and presentation (the “Public Information Package”) consisting exclusively of information and documentation with respect to you and your affiliates, the Target and the Acquisition that is (i) publicly available, (ii) is not material with respect to you and your affiliates, the Target or any of your or their respective securities for purposes of United States federal and state securities laws or (iii) constitutes information that would be made publicly available if the Target is, or was to become, a public reporting company in the United States (as reasonably determined by you) (any information other than the foregoing, collectively, “MNPI”). It is understood that in connection with your assistance described above, customary authorization letters will be included in any information package and presentation that authorize the distribution of such information to prospective Lenders, contain a customary representation to the Commitment Parties that the Public Information Package does not include any such MNPI and exculpating us, our affiliates, you, your affiliates and the Target with respect to any liability related to the use or misuse of the contents of such Public Information Package or any marketing material by the recipients thereof in connection with the Facilities and shall contain a customary “10b-5 representation” (consistent with Section 4 below). You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders (unless you promptly notify us (including by email) prior to their distribution that such materials should only be distributed to Private Siders (provided you and your counsel have been given a reasonable period of time to review such documents))): (a) drafts and final Credit Documents (as defined below) (excluding fee letters); (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda but excluding any Projections); (c) term sheets and notification of changes in the terms and conditions of the Facilities; and (d) the list of Disqualified Lenders. You agree, at our request, to identify that portion of the Information that may be distributed to Public Siders as “PUBLIC”. Subject to the second preceding sentence, all information that is not specifically identified as “PUBLIC” (including the Projections) shall be treated as being suitable only for posting to Private Siders.

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For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would reasonably be expected to violate any law, rule or regulation, or court order or any obligation of confidentiality binding on you, the Target or your or its respective affiliates or would reasonably be expected to result in the loss of any attorney-client, attorney work product or similar privilege (provided, that, if you do not provide information in reliance on the exclusions in this sentence, you shall provide notice to the Commitment Parties promptly upon obtaining knowledge that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions or would not waive any such privilege).

It is understood that (without limiting the conditions set forth on Exhibit D hereto) the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities, or any compliance or non-compliance with any provision of this Section 3 and none of the commencement nor successful completion of syndication of the Facilities, the obtaining of any ratings or any non-compliance with any provision of this Section 3 shall constitute a condition to the availability of the Facilities on the Closing Date.

4.	Information

You hereby represent and warrant that (a) all written factual information concerning you and your subsidiaries and the Target and its subsidiaries (such written information, other than (i) information of a general economic or industry nature and (ii) the Projections, the “Information”), that has been or will be made available by or on behalf of you or any of your representatives or the Target to any Commitment Party, any Lender, any prospective Lender or any of their affiliates in connection with the Transactions, when taken as a whole, is or will be, when furnished, true and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto to the extent made prior to the date on which the Facilities are allocated to the proposed Lenders in the primary syndication thereof) and (b) the financial projections, budgets, estimates, forecasts and other forward-looking information (the “Projections”) that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable both at the time prepared and furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances can be given that the Projections will be realized and that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the later of (x) the Syndication End Date and (y) the Closing Date, you become aware that any of the representations in the immediately preceding sentence is incorrect, then you will promptly supplement the Information and the Projections so that such representations are correct under those circumstances (it being understood that such supplementation to the extent made prior to the date on which the Facilities are allocated to the proposed Lenders in the primary syndication thereof shall cure any breach of such representations). You understand and agree that in arranging and syndicating the Facilities, we may use and rely on the Information and Projections without independent verification thereof and we do not assume responsibility for the accuracy or completeness of the Information or Projections.

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5.	Fees

As consideration for the commitments and the agreements of the Commitment Parties hereunder, you agree to pay (or cause to be paid) the nonrefundable fees described in the Fee Letter, dated the date hereof and delivered herewith, by and among the parties hereto (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions

The commitments and the obligations of the Commitment Parties hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services hereunder are subject solely to the Initial Funding Conditions (it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder to fund the Facilities on the Closing Date and upon satisfaction (or waiver in writing by the Commitment Parties) of the Initial Funding Conditions, and the Administrative Agents and the Lenders will execute and deliver the Facilities Documentation to which it is a party and the initial funding of the Facilities on the Closing Date shall occur).

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and their respective controlling persons and the respective officers, directors, employees, agents, advisors, partners and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of one common counsel for all Indemnified Persons and, solely in the case of an actual or potential conflict of interest where the Indemnified Person(s) affected by such conflict informs you of such conflict and thereafter, retains their own counsel, one additional conflicts counsel to each group of similarly affected Indemnified Persons taken as a whole and (in either case) one local counsel, one foreign counsel and one regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) to all (and/or each group of similarly affected) Indemnified Persons), joint or several, to which any such Indemnified Person becomes subject to the extent arising out of any claim, litigation, investigation or proceeding (including any inquiry or investigation) (any of the foregoing, a “Proceeding”) relating to or resulting from or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any use of the proceeds thereof, regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third party, and to reimburse each such Indemnified Person promptly following written demand for any reasonable and documented or invoiced out-of-pocket legal fees and expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, and of a single local counsel, a single foreign counsel and a single regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest where the Indemnified Person(s) affected by such conflict informs you of such conflict and thereafter, retains their own counsel, one additional firm of counsel and one additional local counsel, one additional foreign counsel and one additional regulatory counsel in each relevant jurisdiction to each group of similarly affected Indemnified Persons and other reasonable and documented or invoiced out-of-pocket fees and expenses to the extent incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related fees or expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documents by, such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees or partners, in each case, who are involved in the Transactions (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, Acquisition Co., the Target or any of your or their affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Facilities) and (b) whether or not the Closing Date occurs, to reimburse each Commitment Party, to the extent invoiced at least two business days prior to the Closing Date, on the Closing Date, and thereafter (or if the Closing Date does not occur) from time to time, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of the Commitment Parties’ consultants’ fees, syndication expenses, due diligence expenses, travel expenses, value added taxes (if applicable) and, in the case of legal fees and expenses, limited to the reasonable fees, disbursements and other charges and expenses of external counsel to the Commitment Parties (which shall be limited to a single external counsel) and of a single local counsel, a single foreign counsel and a single regulatory counsel to the Commitment Parties in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case, incurred in connection with the Transactions, the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Credit Documents and any security arrangements in connection therewith. The foregoing provisions in this paragraph shall be superseded in each case, to the extent addressed thereby, by the applicable provisions contained in the Credit Documents with respect to the Facilities upon execution thereof and thereafter shall have no further force and effect.

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Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or partners, in each case, who are involved in the Transactions, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision and (ii) without in any way limiting your indemnification obligations set forth above, none of us, you, your subsidiaries and other affiliates, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder) or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Credit Documents with respect to the Facilities.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction against an Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission as to fault, culpability or a failure to act by or on behalf of any Indemnified Person.

If any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you upon its determination to seek indemnification; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 7.

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8.	Sharing of Information, Absence of Fiduciary Relationship and Affiliate Activities

You acknowledge that each Commitment Party (or its affiliates) is a full service financial services and securities firm and each such person or entity may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, Acquisition Co., the Target, your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You acknowledge and agree that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. You also acknowledge that each Commitment Party has no obligation to use in connection with the Acquisition, the Facilities or the related transactions, or to furnish to you or Acquisition Co., confidential information obtained from other companies. Neither we nor any of our affiliates will use confidential information obtained from or on behalf of you or Acquisition Co. by virtue of or in connection with the Transactions contemplated by this Commitment Letter or our or their other relationships with you or Acquisition Co. in connection with the performance by us or them of services for other persons (other than your affiliates), and neither we nor any of our affiliates will furnish any such confidential information to other persons other than as otherwise permitted by Section 9 hereof.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties (or any of their affiliates) is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties (or any of their affiliates) have advised or are advising you on other matters, (b) the Commitment Parties (and their affiliates), on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties (or any of their affiliates), (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties (and their affiliates) are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice, (f) each Commitment Party (and their affiliates) has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity, and (g) none of the Commitment Parties (nor any of their affiliates) has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party (or any of their affiliates) and you. You and your affiliates hereby waive any claims for breach or alleged breach of fiduciary duties against the Commitment Parties (and their affiliates) in connection with this Commitment Letter, the Fee Letter and/or the Facilities and the Transactions.

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In addition, please note that Macquarie Capital has been retained you as a financial advisor (in such capacity, the “Financial Advisor”) to you in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that MIHI LLC and/or its affiliates hold common equity securities, warrants and/or units in Boxwood Sponsor LLC. You hereby waive and release, to the fullest extent permitted by law, any claims you may have with respect to any actual or potential conflict of interest that might be asserted to arise or result from, on the one hand, any such equity ownership, repayments thereof, arrangements, roles, transactions, activities, investments or holdings, and, on the other hand, our relationship with you as described and referred to herein or arising from the failure of MIHI LLC or any of its affiliates to bring such roles, transactions, activities, investments, holdings or repayments to your attention.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person without the Commitment Parties’ prior written consent, except (a)(x) to your affiliates and to your and such affiliate’s respective officers, directors, employees, attorneys, accountants, agents and advisors, in each case, on a confidential basis, (y) to BCP (as defined below) and its senior officers, directors, attorneys, accountants and advisors who are involved in the Transactions, on a confidential basis and to Target Management (as defined below) who are involved in the Transactions, on a confidential basis and (z) so long as the Fee Letter has been redacted on a customary basis reasonably satisfactory to the Commitment Parties, to the Target, the Seller and their respective officers, directors, employees, attorneys, accountants, agents and advisors, in each case, on a confidential basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case you agree, to the extent practical and not prohibited by law, to inform us in advance thereof), (c) upon notice to the Commitment Parties, the Term Sheets and the existence and contents thereof (but not the Fee Letter or the contents thereof other than the existence thereof and the aggregate fee amounts (but not specific fees) thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) may be disclosed in any syndication or other marketing material in connection with the Facilities or in connection with any public or regulatory filing requirement, (d) the Term Sheets may be disclosed to potential Lenders or participants in any of the financings contemplated hereby and to any rating agency, (e) this Commitment Letter and the Fee Letter may be disclosed to any Additional Initial Lender on a confidential basis and (f) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter or any Credit Document or any action or proceeding relating to this Commitment Letter, the Fee Letter or any Credit Document. The provisions of this paragraph will expire and be of no further force and effect on the second anniversary of the date hereof.

Each Commitment Party shall use all confidential information provided to it from or on behalf of you or your affiliates and representatives in connection with the Transactions solely for the purposes of providing the commitments and services hereunder and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided, however, upon the execution and delivery of the First Lien Credit Documents and the Second Lien Credit Documents (collectively, the “Credit Documents”), the provisions of the respective Credit Documents shall govern the confidentiality matters described in this paragraph. Nothing herein, however, shall prevent the Commitment Parties from disclosing any such information (i) with your consent or as described in the last sentence of the first paragraph of Section 10 hereof, (ii) to any Additional Initial Lender (or its relevant affiliates), (iii) subject to the provisions set forth in “Syndication” and “Information” herein, to any Lenders or participants or prospective Lenders or participants or derivative counterparties or potential derivative counterparties, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (iv) in any legal or judicial proceeding (or other compulsory process) or otherwise as required by applicable law, rule or regulation (in which case such person shall promptly notify you, in advance, to the extent practicable and permitted by law), (v) upon the request or demand of any governmental or regulatory authority (including any self-regulatory authority) having jurisdiction over the Commitment Parties or their respective affiliates, (vi) in connection with the proposed Transactions and on a confidential basis to their respective affiliates and to the shareholders, employees, directors, officers, legal counsel, independent auditors, professionals, agents, representatives, advisors, and other experts or agents of the Commitment Parties (collectively, “Representatives”) or their respective affiliates (provided, that any such affiliates and Representatives are advised of their obligation to treat such information as confidential, and such Commitment Party shall be responsible for its controlled affiliates’ and Representatives’ compliance with this paragraph), (vii) to the extent any such information (w) was independently developed by such Commitment Party or its affiliates, (x) becomes publicly available other than by reason of a breach of the confidentiality obligations set forth in this paragraph, (y) becomes available to the Commitment Parties or their affiliates on a non-confidential basis from a source other than you or on your behalf and not in violation of any confidentiality agreement or obligation owed to you of which such Commitment Party has knowledge, or (z) was available to the Commitment Parties or their affiliates, as applicable, on a non-confidential basis prior to its disclosure to the Commitment Parties by you, (viii) in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter, the Fee Letter or the Credit Documents, (ix) to any rating agency on a customary basis or (x) for purposes of establishing a “due diligence” defense. Subject to the proviso of the first sentence of this paragraph, the provisions of this paragraph will expire and be of no further force and effect on the second anniversary of the date hereof.

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10.	Miscellaneous

This Commitment Letter shall not be assignable by you (other than to Acquisition Co. substantially concurrently with the consummation of the Acquisition and pursuant to documentation reasonably acceptable to us) without the prior written consent of each Commitment Party (and any such purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and their permitted assignees) and the Indemnified Persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and their permitted assignees) and the Indemnified Persons to the extent expressly set forth herein. It is further agreed that each Commitment Party only shall have liability to you (and, if applicable, your permitted assignees as expressly provided above in this Section 10) (as opposed to any other person), and that each Commitment Party shall be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Commitment Party or Lender. Subject to Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities. The Commitment Parties may, in consultation with you, place and/or post customary descriptions of the Transactions and/or roles contemplated hereunder in customary marketing, pitch and other promotional materials, league tables, the LCD website and similar websites and intranet sites, in each case, as they may choose, and circulate similar promotional materials in the form of a “tombstone” or otherwise describing the names of you or your subsidiaries (or any of them (and using any associated logos)), and the amount, type and closing date of the financing transactions contemplated hereby.

You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York (and any appellate court therefrom) over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated by this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding brought in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.

You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) and whether there shall have occurred a Material Adverse Effect (as defined in the Acquisition Agreement), (b) whether the Acquisition has been consummated in accordance with the terms and conditions of the Acquisition Agreement and (c) whether the Acquisition Agreement Representations made by the Seller and/or the Target with respect to the Target and its business (including the ownership of the equity interests of the Target by the Seller) in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you, your permitted assigns or any of your or their respective affiliates have the right to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such Acquisition Agreement Representations, shall be determined in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would result in the application of the laws of another jurisdiction.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender.

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The Fee Letter and the indemnification, compensation (if applicable), reimbursement (if applicable; provided that such reimbursement obligations shall not survive to the extent such reimbursement obligations are addressed by the respective Credit Documents and, if so, shall be superseded by such Credit Documents), syndication, sharing of information, absence of fiduciary relationship and affiliate activities, confidentiality provisions, governing law, venue, waiver of jury trial and jurisdiction provisions contained herein and this Section 10 shall remain in full force and effect regardless of whether the Credit Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder or the Fee Letter; provided that your obligations under this Commitment Letter, other than those relating to (x) confidentiality, (y) the syndication of the Facilities (if such Facilities have been funded) and the provisions and your obligations under Section 4 hereof (if such Facilities have been funded); provided that such provisions under this clause (y) shall terminate on the Syndication End Date and (z) indemnification (which obligations shall not survive to the extent such obligations are addressed by such Credit Documents and, if so, shall be superseded by such Credit Documents) shall automatically terminate and be of no further force and effect (and, if applicable, be superseded by the respective Credit Documents) on the Closing Date and you shall be automatically be released from all liability in connection therewith at such time.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties hereto with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documents by the parties hereto in a manner consistent with this Commitment Letter (but our commitments hereunder are subject to the satisfaction (or waiver in writing by the Commitment Parties) of the Initial Funding Conditions) and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter contained therein; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on August 19, 2019. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. If the Closing Date and the initial funding of the Facilities does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments of the Commitment Parties hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension; provided, that the termination of the Commitment pursuant to this sentence shall not prejudice your or our rights and remedies in respect of any breach of the Commitment Letter or the Fee Letter. “Expiration Date” means the earliest to occur of (i) 5:00 p.m., New York City time, on February 19, 2020 unless the Closing Date and the initial funding of the Facilities shall have occurred on or prior to such date, (ii) the closing of the Acquisition without the use of the Facilities, and (iii) the termination of the Acquisition Agreement prior to closing of the Acquisition in accordance with its terms (including any public announcement by you or any of your affiliates party to the Acquisition Agreement of any such termination). You shall have the right to terminate this Commitment Letter and the commitments of the Commitment Parties hereunder in whole (but not in part) at any time upon written notice from you to the Commitment Parties, subject to your surviving obligations as expressly set forth above in this Section 10.

[Signature Page to Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MACQUARIE CAPITAL FUNDING LLC

By:	/s/ Michael Barrish
Name: Michael Barrish Title: Authorized Signatory

By:	/s/ Jeff Abt
Name: Jeff Abt Title: Authorized Signatory

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Michael Barrish
Name: Michael Barrish Title: Authorized Signatory

By:	/s/ Jeff Abt
Name: Jeff Abt Title: Authorized Signatory

NATIXIS, NEW YORK BRANCH

By:	/s/ Christopher Dorsett
Name: Christopher Dorsett Title: Managing Director

By:	/s/ Robin Gruner
Name: Robin Gruner Title: Vice President

Commitment Letter – Project Atlas

Accepted and agreed to as of the date
first written above:

BOXWOOD MERGER CORP.

By:	/s/ Stephen M. Kadenacy
Name: Stephen M. Kadenacy
Title: Chief Executive Officer

Exhibit A

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

Atlas TC Buyer LLC, a newly formed limited liability company organized under the laws of the state of Delaware (“Acquisition Co.” or the “Borrower”), formed at the direction of, and controlled by, Boxwood Merger Corp., a Delaware corporation (the “SPAC”), intends to (i) acquire (the “Acquisition”) all of the outstanding equity interests of Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Target”), pursuant to a Unit Purchase Agreement, dated as of August 12, 2019, among the SPAC, Acquisition Co., the Target and Atlas Technical Consultants Holdings, LP, a Delaware limited partnership (the “Seller”) (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”) (the “Merger”) and (ii) immediately after the consummation of the Acquisition, merge with and into the Target, with the Target being the surviving entity.

The SPAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more operating businesses (a “Business Combination”), and in connection therewith, the SPAC now seeks to consummate the Acquisition. The SPAC is required, by the terms of its documents of incorporation, after signing the Acquisition Agreement (which constitutes the definitive agreement for the Business Combination) to seek shareholder approval (the “Proxy Process") of the Business Combination at a meeting called for such purpose and thereafter, shareholders of the SPAC may seek to redeem their Class A common stock in the SPAC, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the SPAC’s trust account (the “Trust Account") calculated as of two business days prior to the consummation of the Business Combination, including interest but less income taxes payable.

In connection with the foregoing, it is intended that (subject to adjustment as provided under the SPAC Equity Adjustment Mechanism (as defined below)):

(a) prior to, or concurrently with, the execution and delivery by the SPAC of the Commitment Letter, the SPAC has obtained commitments from (i) the founding shareholders of the SPAC and certain co-investors thereof in the SPAC to not have their equity interests in the SPAC (such equity interests, the “Founder Share Value") redeemed as part of the Acquisition and to vote their shares in favor of the Acquisition, (ii) Bernhard Capital Partners Management LP (“BCP”) to rollover a portion of their equity in the Target into common equity of Holdings (the “BCP Equity Rollover”) and (iii) current management equity holders of the Target (“Target Management”), to rollover a portion of their equity in the Target into common equity of Holdings (the “Target Management Equity Rollover”), with the BCP Equity Rollover and Management Rollover to be an aggregate amount of up to $197.0 million;

(b) the SPAC will directly or indirectly make cash equity contributions from any funds remaining in the Trust Account (other than funds that are necessary to effect the Buyer Stock Redemption) and common equity contributions to the SPAC from investors (which may take the form of common equity or preferred equity to the extent that the terms of such preferred equity are reasonably acceptable to the Commitment Parties) to Holdings (which in turn will contribute such amounts as common equity to Acquisition Co.) in an aggregate amount of at least $100.0 million (the “SPAC Equity Contribution”), which SPAC Equity Contribution (which, for the avoidance of doubt, does not include any amounts held in the Trust Account to be used to effect the Buyer Stock Redemption (as defined in the Acquisition Agreement)), when combined with the Founder Share Value, the BCP Equity Rollover and the Target Management Equity Rollover, will on a pro forma basis constitute an aggregate amount equal to at least 45.0% of the sum of (A) the aggregate gross proceeds of the First Lien Term Facility and the Second Lien Contingency Term Facility borrowed on the Closing Date plus (B) the SPAC Equity Contribution actually contributed to Holdings (and then to Acquisition Co.) plus (C) the Founder Share Value plus (D) the BCP Equity Rollover plus (E) the Target Management Equity Rollover (such equity amount, the “Minimum Equity Amount”) (it being understood that, for the avoidance of doubt, (i) the SPAC Equity Contribution is in addition to the Founder Share Value, the BCP Equity Rollover and the Target Management Equity Rollover and (ii) the SPAC Equity Contribution will be made with proceeds initially received by the SPAC from its initial public equity offering as well as any additional cash equity raised by the SPAC after the date hereof to fund the Acquisition and the Refinancing and to pay the Transaction Costs (as defined below));

A-1

(c) the Borrower will obtain the First Lien Term Facility, the Revolving Facility and the Second Lien Contingency Term Facility, in each case as further described in Exhibits B and C to the Commitment Letter; and

(d) the proceeds of the Facilities incurred on the Closing Date, together with the proceeds from the SPAC Equity Contribution, will be applied (i) to repay and refinance the existing indebtedness for borrowed money of the Target and its subsidiaries other than (I) certain indebtedness that the Commitment Parties and the Borrower reasonably agree may remain outstanding after the Closing Date and (II) ordinary course capital leases, purchase money indebtedness and deferred purchase price obligations (the “Refinancing”), (ii) to pay the cash consideration for the Acquisition, (iii) to pay certain fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), and (iv) to provide for the working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries.

For the purposes hereof and of the Term Sheets, the “SPAC Equity Adjustment Mechanism” shall mean:

(a) to the extent that the SPAC Equity Contribution is greater than $100.0 million but equal to or less than $160.0 million, the amount of the Commitment Parties’ aggregate commitments in respect of the First Lien Term Facility and/or the Second Lien Contingency Term Facility shall be reduced by the difference between (x) the amount of the SPAC Equity Contribution (up to a maximum amount of $160.0 million) minus (y) $100.0 million, and with such reduction to be allocated between the First Lien Term Facility and the Second Lien Contingency Term Facility in a manner determined by the Commitment Parties in their sole discretion;

(b) to the extent that the SPAC Equity Contribution is greater than $160.0 million, (i) the amount of the BCP Equity Rollover shall be reduced (and the cash portion of the Acquisition consideration shall be increased) by an amount equal to 20% of the difference between (x) the amount of the SPAC Equity Contribution minus (y) $160.0 million and (ii) the Commitment Parties’ aggregate commitments in respect of the First Lien Term Facility and/or the Second Lien Contingency Term Facility shall be reduced by an amount equal to 80% of the difference between (x) the amount of the SPAC Equity Contribution minus (y) $160.0 million, and with such reduction to be allocated between the First Lien Term Facility and the Second Lien Contingency Term Facility in a manner determined by the Commitment Parties in their sole discretion until such time as the aggregate commitments in respect of the First Lien Term Facility and the Second Lien Contingency Term Facility is reduced to $270 million;

(c) to the extent the aggregate commitments in respect of the First Lien Term Facility and the Second Lien Contingency Term Facility has been reduced to $270 million, the BCP Equity Rollover shall be reduced until the amount of BCP Equity Rollover received by the Sellers is equal to $120 million; and

(d) to the extent the BCP Equity Rollover has been reduced to $120 million, the aggregate commitments in respect of the First Lien Term Facility and/or the Second Lien Contingency Term Facility may be reduced further.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver in writing by the Commitment Parties of the conditions set forth in Exhibit D to the Commitment Letter, the Acquisition is consummated and the initial funding of the relevant Facilities occurs.

A-2

Exhibit B

PROJECT Atlas

$290.0 million First Lien Term Facility

$40.0 million Revolving Facility

Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the First Lien Facilities (as defined below). Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the commitment letter (including the exhibits thereto) to which this Exhibit B is attached (the “Commitment Letter”).

Borrower:	Initially, Acquisition Co., and from and after the Merger, the Target, as the survivor thereof (the “Borrower”).

Guarantors:	Atlas TC Holdings LLC, a limited liability company organized under the laws of the state of Delaware and the direct parent of the Borrower (“Holdings”) and each of its direct and indirect, existing and subsequently acquired or organized wholly owned domestic subsidiaries (other than the Borrower) (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”) will jointly and severally guarantee (the “Guarantee”) all obligations under the First Lien Facilities, under any interest rate protection or other hedging arrangements entered into with the First Lien Administrative Agent (as defined below), any First Lien Lead Arranger (as defined below), an entity that is a First Lien Lender (as defined below) at the time of such transaction or becomes a First Lien Lender following such transaction, or any affiliate of any of the foregoing (collectively, “Hedging Arrangements”) and under certain cash management arrangements of the Borrower or any Guarantor owed to the First Lien Administrative Agent, any First Lien Lead Arranger, any First Lien Lender or any affiliate of the foregoing (collectively, “Cash Management Arrangements”); provided that, subsidiary Guarantors will not include (a) any subsidiary that is an immaterial subsidiary (with individual and aggregate thresholds to be mutually agreed) (each individually, an “Immaterial Subsidiary”), (b) (i) a subsidiary that is acquired after the Closing Date that is prohibited by applicable law or by any contractual obligation existing at the time of such acquisition thereof (so long as not created in anticipation thereof) from guaranteeing the First Lien Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee and such consent, approval, license or authorization has not been received or (ii) a subsidiary prohibited by applicable law or restricted from guaranteeing the First Lien Facilities by contractual obligations to the extent such contractual obligation existed on the Closing Date (so long as such contractual obligation was not created in contemplation of the Transactions), (c) certain customary special purpose entities, (d) a not-for-profit subsidiary, (e) a captive insurance company, (f) an Unrestricted Subsidiary (as defined below), (g) a subsidiary with respect to which, in the reasonable judgment of the Borrower and the First Lien Administrative Agent, the burden or cost of providing a Guarantee will be excessive in view of the benefits to be obtained by the First Lien Lenders therefrom, (h)(i) any non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended, a “CFC”), (ii) any direct or indirect U.S. subsidiary of a non-U.S. subsidiary of the Borrower that is a CFC and (iii) any U.S. subsidiary of the Borrower if substantially all of its assets consist of the equity (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more CFCs (a “CFC Holdco”) and (iv) any subsidiary to the extent that the provision of such Guarantee by such subsidiary would result in material adverse tax consequences to the Borrower or one of its Restricted Subsidiaries (as defined below) (as reasonably determined by the Borrower in consultation with the First Lien Administrative Agent). In addition, the First Lien Credit Documents (as hereinafter defined) will include customary exclusions for subsidiary Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq.), as amended from time to time, and any successor statute) from guaranteeing obligations of any Credit Party that relate to the Hedging Arrangements.

Subject to limitations on investments set forth in the First Lien Credit Documents, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary of the Borrower as an “unrestricted subsidiary” (any subsidiary so designated, an “Unrestricted Subsidiary”); provided that (i) no default or event of default shall have occurred and be continuing or would result upon any such designation and (ii) Holdings shall be in pro forma compliance with a Consolidated Total Net Leverage Ratio (as hereinafter defined) to be mutually agreed. No subsidiary that is a restricted subsidiary under the Second Lien Credit Documents (as defined in Exhibit C to the Commitment Letter), First Lien Refinancing Facilities, First Lien Refinancing Notes, Second Lien Refinancing Notes or indebtedness under the Ratio Debt Basket (as hereinafter defined) may be designated as an Unrestricted Subsidiary under the First Lien Credit Documents, unless such subsidiary also is simultaneously designated as such under the Second Lien Credit Documents and such other debt described above in this sentence. Notwithstanding anything to the contrary herein, Unrestricted Subsidiaries (and the sale of assets thereof) will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the First Lien Credit Documents and the cash held by, and results of operations, indebtedness and interest expense of, Unrestricted Subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the First Lien Credit Documents. “Restricted Subsidiary” shall mean any existing or future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Borrower or its applicable Restricted Subsidiary at the date of designation in an amount equal to the portion of the fair market value (as reasonably determined by the Borrower) of the assets of such Restricted Subsidiary attributable to the Borrower’s or its applicable Restricted Subsidiary’s equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such investment is otherwise permitted under the First Lien Credit Documents). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary may only be made if no default or event of default exists or would result therefrom, and shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing investment, indebtedness or lien of such Restricted Subsidiary, as applicable; provided that upon a designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s investment in such Restricted Subsidiary at the time of such designation, less (b) the portion of the fair market value (as reasonably determined by the Borrower) of the assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such designation. Notwithstanding the foregoing, (i) no Unrestricted Subsidiary may hold any liens or equity interests of or in, or debt of, Holdings, the Borrower or any Restricted Subsidiary (or any of their respective assets), (ii) no material intellectual property may be transferred to, or owned by, any Unrestricted Subsidiary, and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, at the time of such designation and after giving effect thereto, the aggregate assets or revenues of all Unrestricted Subsidiaries would exceed a percentage to be mutually agreed of the total consolidated assets or revenues of Holdings (including, for this purpose, all Unrestricted Subsidiaries).

Notwithstanding the foregoing, each Guarantor (as defined in Exhibit C to the Commitment Letter) under the Second Lien Contingency Term Facility shall be a Guarantor of the First Lien Facilities.

First Lien Lead Arrangers:	Each of Macquarie Capital (USA) Inc. (“Macquarie Capital”) and Natixis, New York Branch (“Natixis”) will act as a joint lead arranger and bookrunner under the First Lien Facilities; and additional joint lead arrangers and bookrunners in respect of the First Lien Facilities may be appointed as, and to the extent, set forth in the Commitment Letter (collectively, the “First Lien Lead Arrangers”).

First Lien Administrative Agent and First Lien Collateral Agent:	Macquarie Capital Funding LLC (“Macquarie Lender”) (or its designee) will act as administrative agent (the “First Lien Administrative Agent”) and collateral agent (the “First Lien Collateral Agent”) under the First Lien Facilities.

First Lien Lenders:	Such banks, financial institutions and other lenders (including Macquarie Lender and Natixis, the “First Lien Lenders”) selected by the Lead Arrangers in consultation with (and reasonably acceptable to) the Borrower (but excluding any Disqualified Lenders).

First Lien Facilities:

A senior secured first lien term loan facility (a) in an aggregate principal amount equal to (i) up to $290.0 million (plus, at the Borrower’s option, any additional amounts under the First Lien Term Facility to fund original issue discount and/or upfront fees on the First Lien Term Facility in connection with the exercise of the “Flex Provisions” under the Fee Letter (the “Additional First Lien Term Loan Flex Amount”)) (the “First Lien Term Facility” and the loans under the First Lien Term Facility, the “First Lien Term Loans”); provided, that the aggregate principal amount of the First Lien Term Facility shall be reduced pursuant to the SPAC Equity Adjustment Mechanism. The First Lien Term Loans will be made available to the Borrower in U.S. Dollars.

A senior secured first lien revolving credit facility in an amount equal to $40.0 million (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments” and the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; the lenders with Revolving Commitments, the “Revolving Lenders”; and the Revolving Facility, together with the First Lien Term Facility, any Incremental First Lien Facility and any Refinancing First Lien Facility, the “First Lien Facilities” and, each individually, a “First Lien Facility”, and together with the Second Lien Contingency Term Facility, the “Facilities” and each a “Facility”). Revolving Loans will be made available to the Borrower in U.S. Dollars.

First Lien Incremental Facilities:	The Borrower will have the right from time to time, on one or more occasions, to (a) add one or more incremental term loan facilities to the First Lien Term Facility or increase commitments under the First Lien Term Facility or any then outstanding incremental term loan facility (each, an “Incremental First Lien Term Facility”; the loans thereunder, the “Incremental First Lien Term Loans”) and/or (b) increase commitments under the Revolving Facility (each, an “Incremental Revolving Facility” and, together with any Incremental First Lien Term Facility, the “Incremental First Lien Facilities”) in minimum amounts to be set forth in the First Lien Credit Documents and in an aggregate principal amount not to exceed the sum of (A) the greater of (1) $62.0 million and (2) 100% of Adjusted EBITDA (as defined below) for the last four fiscal quarters of Holdings for which financial statements have been delivered to (or were required to have been delivered to) the First Lien Administrative Agent (less amounts utilized under the “free and clear basket” under clause (i) (A) in the section entitled “Second Lien Incremental Facilities” in Exhibit C to the Commitment Letter) (the “Shared Fixed Incremental Amount”) plus (B) an unlimited (the “Incremental First Lien Incurrence-Based Amount”) amount such that, giving pro forma effect to the incurrence of such amount pursuant to this clause (B) only (including the use of proceeds thereof) but, for the avoidance of doubt, without giving pro forma effect to any amounts incurred simultaneously under clause (A) above or clause (C) below, (x) the Consolidated First Lien Net Leverage Ratio (as hereinafter defined) shall be no greater than the Closing Date First Lien Net Leverage Ratio (as hereinafter defined) after giving effect to the Transactions or (y) if incurred in connection with a permitted acquisition or other similar permitted investment, the Consolidated First Lien Net Leverage Ratio immediately prior to giving effect to such incurrence of indebtedness and any transactions occurring in connection therewith, plus (C) any voluntary prepayments of the First Lien Term Facility and voluntary prepayments of the Revolving Facility (to the extent accompanied by permanent commitment reductions thereto) prior to such time other than any such voluntary prepayments (and commitment reductions) (x) in respect of Incremental First Lien Facilities incurred in reliance on clause (B) above or (y) to the extent financed with the proceeds of long term debt or any Cure Amount (as hereinafter defined); provided that, in the case of an Incremental First Lien Term Facility incurred to finance a Limited Condition Acquisition (as defined below), compliance with the foregoing leverage ratio may be determined, at the option of the Borrower, as of the time of entry into the applicable definitive acquisition agreement (as opposed to at the time of incurrence of such indebtedness) and shall be calculated on a pro forma basis as of the most recent fiscal quarter end for which financial statements have been delivered (or were required to have been delivered) to the First Lien Administrative Agent on or prior to the signing of the applicable definitive acquisition agreement) (treating all Incremental Revolving Facilities as fully drawn, and with proceeds from any such Incremental First Lien Facility not being netted from indebtedness for such calculation); provided further:

(i)	the Incremental First Lien Facilities will rank pari passu in right of payment and pari passu with respect to security with the other First Lien Facilities;

(ii)	except with respect to an aggregate amount of Incremental First Lien Term Loans not greater than the Shared Fixed Incremental Amount (the “Maturity Exception Amount”), no Incremental First Lien Term Facility will have a final maturity earlier than the maturity date of the then-existing First Lien Term Facility, and the weighted average life to maturity of each Incremental First Lien Term Facility shall be no shorter than the then remaining weighted average life to maturity of the then-existing First Lien Term Facility;

(iii)	such Incremental First Lien Facility shall not be (x) secured by any lien on any asset of the Borrower, any Guarantor or any of their respective subsidiaries that does not also secure the then outstanding First Lien Facilities or (y) guaranteed by any person other than Guarantors under the First Lien Facilities;

(iv)	the terms and provisions (other than upfront fees) of the Incremental Revolving Facility shall be identical to the Revolving Facility and each Incremental Revolving Facility shall be added to, and constitute a part of, the Revolving Facility;

(v)	(a) if the proceeds of such Incremental First Lien Term Facility shall be applied to consummate a permitted acquisition or a similar permitted investment, in each case, for which the consummation of which is not conditioned on the availability of, or on obtaining, third party financing (a “Limited Condition Acquisition”), (1) the representations and warranties set forth in the First Lien Credit Documents shall be true and correct in all material respects (or, if qualified by materiality, in all respects), provided that the accuracy of such representations and warranties may be subject to customary “SunGard” or “certain funds” conditionality to the extent agreed by the First Lien Lenders providing such loans, (2) no default or event of default shall exist at the time of the incurrence of such loans and immediately after giving effect thereto; provided that the Lenders providing such loans may instead require only that no default or event of default shall exist at the time that the definitive transaction agreement for such Limited Condition Acquisition is entered into and (3) on the date of incurrence thereof both immediately before and immediately after giving effect thereto, no payment or bankruptcy event of default shall have occurred and be continuing or would result therefrom, and (b) in any other case, (x) no default or event of default shall exist on the date of incurrence thereof immediately before or immediately after giving effect thereto and (y) the representations and warranties set forth in the First Lien Credit Documents shall be true and correct in all material respects (or, if qualified by materiality, in all respects);

(vi)	except with respect to (A) an aggregate amount of Incremental First Lien Term Loans not greater than the Shared Fixed Incremental Amount , (B) any amount of the Incremental First Lien Term Facilities used to finance a permitted acquisition or other similar permitted investment and (C) any amount of any Incremental First Lien Term Facility that matures more than one year after the First Lien Term Facility (collectively, the “MFN Exception Amount”), if the Weighted Average Yield (as defined below) relating to any Incremental First Lien Term Facility incurred on or prior to the date that is twelve months after the Closing Date exceeds the Weighted Average Yield relating to the First Lien Term Loans by more than 0.75%, the Weighted Average Yield relating to the First Lien Term Loans shall be adjusted to be equal to the Weighted Average Yield relating to such series of Incremental First Lien Term Facility minus 0.75% (the “First Lien MFN Provision”);

(vii)	Incremental First Lien Term Loans shall share ratably in all voluntary and mandatory prepayments of First Lien Term Loans unless the lenders of such Incremental First Lien Term Loans elect to receive a lesser share of any such prepayment; and

(ix)	except as otherwise required in preceding clauses (i) through (vii), all other terms of such Incremental First Lien Facility, if not consistent with the terms of the existing First Lien Term Facility or Revolving Facility, as applicable, will be as agreed between the Borrower and the lenders providing such Incremental First Lien Facility and shall be reasonably acceptable to the First Lien Administrative Agent; provided, the terms of any Incremental First Lien Term Facility (other than with respect to pricing, margin, maturity and/or fees or as otherwise contemplated by any of clauses (i) through (vii) above) shall not be materially more favorable (taken as a whole) to the lenders providing such Incremental First Lien Term Facility than such terms in the then-existing First Lien Term Facility, as reasonably determined by the Borrower in good faith (except to the extent (x) such terms are reasonably acceptable to the First Lien Administrative Agent or added in the First Lien Facilities for the benefit of the First Lien Lenders pursuant to an amendment thereto (with no consent of the First Lien Lenders being required) or (y) for terms applicable only to periods after the latest final maturity date of the First Lien Facilities existing at the time of the incurrence of such Incremental First Lien Term Facility).

No existing First Lien Lender will be required to participate in any such Incremental First Lien Facility without its consent.

As used herein, “Weighted Average Yield” means, with respect to any First Lien Term Loan or Incremental First Lien Term Loan on any date of determination, the weighted average yield to maturity (as determined in good faith by the First Lien Administrative Agent), in each case, based on the interest rate applicable to such First Lien Term Loan or Incremental First Lien Term Loan on such date (including any floor and margin) and giving effect to all upfront or similar fees (including original issue discount where the amount of such discount is equated to interest based on an assumed four-year life to maturity or, if the actual maturity date falls earlier than four years, the lesser number of years) payable with respect to such First Lien Term Loan or Incremental First Lien Term Loan (but excluding such upfront or similar fees to the extent they constitute commitment, arrangement or similar fees that are not distributed to First Lien Lenders generally).

For purposes of the foregoing, the Borrower may elect to use the Incremental First Lien Incurrence-Based Amount prior to the Shared Fixed Incremental Amount and regardless of whether there is capacity under the Shared Fixed Incremental Amount, and if the Shared Incremental Amount and the Incremental First Lien Incurrence-Based Amount are each available and the Borrower does not make an election, the Borrower will be deemed to have elected to use the Incremental First Lien Incurrence-Based Amount first. The Borrower may reclassify, from time to time, any portion of an Incremental First Lien Facility incurred under the Shared Fixed Incremental Amount as being incurred under the Incremental First Lien Incurrence-Based Amount if, on such day of classification, the Borrower would satisfy the relevant incurrence criteria noted above (the “First Lien Reclassification Right”).

“Closing Date First Lien Net Leverage Ratio” means the Consolidated First Lien Net Leverage Ratio on the Closing Date (after giving pro forma effect to the Transactions).

“Closing Date Secured Net Leverage Ratio” means the Consolidated Secured Net Leverage Ratio on the Closing Date (after giving pro forma effect to the Transactions).

“Closing Date Total Net Leverage Ratio” means the Consolidated Total Net Leverage Ratio on the Closing Date (after giving pro forma effect to the Transactions).

“Consolidated First Lien Net Leverage Ratio” will be defined as the ratio of (i) consolidated debt for borrowed money, purchase money indebtedness, capital leases, debt evidenced by bonds, notes, debentures, indentures, credit agreements and similar instruments, unreimbursed amounts owing in respect of letter of credit and similar facilities and any guarantees of the foregoing items of Holdings, the Borrower and its Restricted Subsidiaries (“Consolidated Total Debt”) that are secured (other than if contractually junior to the liens of the First Lien Administrative Agent pursuant to the Intercreditor Agreement (as hereinafter defined) or another intercreditor agreement in customary form and reasonably acceptable to the First Lien Administrative Agent) net of unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries (“Unrestricted Cash”) to (ii) trailing four fiscal quarter Adjusted EBITDA.

“Consolidated Secured Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt that is secured net of Unrestricted Cash to (ii) trailing four fiscal quarter Adjusted EBITDA.

“Consolidated Total Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt net of Unrestricted Cash to (ii) trailing four fiscal quarter Adjusted EBITDA.

“Adjusted EBITDA” will be determined with respect to Holdings, the Borrower and its Restricted Subsidiaries and be defined in a manner to be mutually agreed.

Limited Condition Acquisitions:

For purposes of (i) determining compliance with any provision of the First Lien Credit Documents which requires the calculation of any financial ratio (other than (x) determining actual (versus pro forma) compliance with the Financial Covenant (as hereinafter defined) tested at the end of each applicable quarter and (y) determining the ability to make Restricted Payments (as hereinafter defined) and Restricted Debt Payments (as hereinafter defined)), (ii) determining compliance with representations and warranties or the occurrence and continuation of a default or an event of default or (iii) testing availability under baskets set forth in the First Lien Credit Documents (other than in respect of Restricted Payments and Restricted Debt Payments), in each case, in connection with a Limited Condition Acquisition, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition (such election to be set forth in a writing that is delivered to the First Lien Administrative Agent), an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date for which financial statements have been delivered (or were required to have been delivered) to the First Lien Administrative Agent, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such ratios or baskets will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket (other than for a Restricted Payment or a Restricted Debt Payment) on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such calculation shall be made on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated.

First Lien Refinancing Facilities:	The First Lien Credit Documents will permit the Borrower to refinance loans under the First Lien Term Facility (or any Incremental First Lien Term Facility) or commitments under the Revolving Facility (or any Incremental Revolving Facility) from time to time, in whole or part, with one or more new term facilities (each, a “First Lien Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the First Lien Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “First Lien Refinancing Facilities”), respectively, incurred by the Borrower under the First Lien Credit Documents with the consent of the Borrower and the institutions providing such First Lien Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans incurred by the Borrower or senior secured notes or loans incurred by the Borrower that will be secured by the Collateral on a pari passu basis or by senior secured notes or loans incurred by the Borrower that will be secured on a junior basis with the First Lien Facilities, senior subordinated notes or loans, or subordinated notes or loans (any such notes or loans, “First Lien Refinancing Notes”), subject solely to the following terms and conditions: (i) any First Lien Refinancing Facility or First Lien Refinancing Notes shall not be in a principal amount that exceeds the principal amount of loans and commitments so refinanced, plus accrued and unpaid interest thereon, and fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith, (ii) in the case of secured First Lien Refinancing Facilities or First Lien Refinancing Notes, customary and reasonably satisfactory intercreditor agreements are entered into or the joinder of the representatives of such First Lien Refinancing Facilities or First Lien Refinancing Notes to the Intercreditor Agreement pursuant to the terms thereof, (iii) subject to clause (xii) below, any First Lien Refinancing Term Facility or First Lien Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the First Lien Term Facility or the Incremental First Lien Term Facility, as applicable, being refinanced, (iv) any Refinancing Revolving Facility does not mature or have any mandatory commitment reductions prior to the maturity date of the revolving commitments being refinanced, (v) no subsidiary of Holdings is a guarantor with respect to any First Lien Refinancing Facility or First Lien Refinancing Notes unless such subsidiary is a Guarantor which shall have previously or substantially concurrently guaranteed the First Lien Facilities that remain outstanding after such refinancing, (vi) any First Lien Refinancing Facilities or First Lien Refinancing Notes are not secured by any assets not previously securing the First Lien Facilities unless such assets substantially concurrently secure the First Lien Facilities that remain outstanding after such refinancing, (vii) the terms and conditions of such First Lien Refinancing Term Facility, Refinancing Revolving Facility or First Lien Refinancing Notes (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the latest maturity date of the loans and commitments) reflect terms and conditions at the time of incurrence or issuance not materially more favorable to the lenders or holders providing such First Lien Refinancing Term Facility, Refinancing Revolving Facility or First Lien Refinancing Notes, as reasonably determined in good faith by the Borrower, than those applicable to the facility being so refinanced (except for covenants and other provisions applicable only to periods after the latest final maturity date of any facility under the First Lien Credit Documents remaining outstanding after giving effect to the incurrence or issuance of such First Lien Refinancing Facility or First Lien Refinancing Notes) (except to the extent (x) such terms are reasonably acceptable to the First Lien Administrative Agent or added in the First Lien Facilities for the benefit of the First Lien Lenders pursuant to an amendment thereto (with no consent of the First Lien Lenders being required) or (y) for terms applicable only to periods after the latest final maturity date of the First Lien Facilities existing at the time of the incurrence of such First Lien Refinancing Facility or First Lien Refinancing Notes), (viii) in the case of any Refinancing Revolving Facility, the First Lien Credit Documents shall include certain provisions to govern the pro rata payment, borrowing, participation and commitment reduction of the Revolving Facility and any such Refinancing Revolving Facility, (ix) any First Lien Refinancing Term Facility shall share ratably (and not more than ratably) in any voluntary or mandatory prepayments of the First Lien Term Loan Facility unless (a) the Borrower and the lenders in respect of such First Lien Refinancing Term Facility elect lesser prepayments or (b) such First Lien Refinancing Term Facility is not pari passu in right of payment or security (in which case such prepayments shall be on a junior basis), (x) delivery of customary certificates, legal opinions and other customary documents and customary information as reasonably requested by the First Lien Administrative Agent, (xi) if the indebtedness being refinanced was (A) contractually subordinated to the First Lien Facilities in right of payment, such First Lien Refinancing Facility or First Lien Refinancing Notes shall be contractually subordinated to the First Lien Facilities on at least the same basis, (B) contractually subordinated to the First Lien Facilities in right of security, such First Lien Refinancing Facility or First Lien Refinancing Notes shall be contractually subordinated in right of security to the First Lien Facilities on at least the same basis or be unsecured, or (C) unsecured, such First Lien Refinancing Facility or First Lien Refinancing Notes shall be unsecured and (xii) if any such First Lien Refinancing Facility or First Lien Refinancing Notes is not pari passu in right of payment to and security with the First Lien Facilities, it does not (1) mature prior to the date that is 91 days after the maturity date of the First Lien Facilities (or, if later, any later maturity date for any First Lien Facility then in effect) or have a weighted average life less than the weighted average life of the First Lien Facilities (or any later maturing First Lien Facility then in effect) plus 91 days and (2) have mandatory prepayment, redemption or offer to purchase events more onerous to the Borrower (as reasonably determined in good faith by the Borrower) than those set forth in the First Lien Facilities (and shall otherwise be subject to the terms of the First Lien Facilities).

First Lien Credit Documents:	Definitive documentation for the First Lien Facilities, including the Intercreditor Agreement and any applicable collateral and guaranty documents (collectively, the “First Lien Credit Documents”), shall initially be drafted by counsel to the Commitment Parties and shall be based upon a precedent to be mutually agreed (together with the related security, pledge, collateral and guarantee agreement and other documents executed and/or delivered in connection therewith, collectively, the “Precedent Documentation”), and shall contain the terms and conditions set forth in this Exhibit B (as the same may be modified by the “Flex Provisions” of the Fee Letter) and will be negotiated in good faith to finalize the same (giving effect to the Certain Funds Provision) as promptly as reasonably practicable; it being understood and agreed that the First Lien Credit Documents shall (a) give due regard to the operational and strategic requirements of Holdings and its subsidiaries in light of their consolidated size, industries, practices and proposed business plan (including, without limitation, the leverage profile and projected free cash flow generation of Holdings, the Borrower and its Restricted Subsidiaries), in each case, after giving effect to the transactions contemplated herein, (b) give due regard to the Projections delivered by the SPAC to the First Lien Lead Arrangers on August 6, 2019 (the “SPAC Model”), and any subsequent modifications by the SPAC to the SPAC Model that are acceptable to the First Lien Lead Arrangers, (c) include customary QFC stay rules provisions, ERISA lender representations, “beneficial ownership” provisions and Delaware LLC Act provisions, (d) include the First Lien Administrative Agent’s customary agency provisions and certain mechanical provisions (consistent and reflective of the First Lien Administrative Agent’s customary requirements and practices), and (e) notwithstanding anything to the contrary (but otherwise subject to the “Flex Provisions” of the Fee Letter and the Certain Funds Provisions), contain only those conditions to borrowing, mandatory prepayments, representations, warranties, financial, affirmative and negative covenants and events of default expressly set forth in this Exhibit B (collectively, the “Facilities Documentation Principles”).

Purpose/Use of Proceeds:

First Lien Term Facility: Proceeds of the First Lien Term Facility, together with the proceeds of the Second Lien Contingency Term Facility and the SPAC Equity Contribution, will be used to fund the Transactions and the Transaction Costs.

Revolving Facility: Proceeds of the Revolving Facility will be used for working capital and general corporate purposes, including letters of credit issuance and the funding of permitted acquisitions, other permitted investments or any other transaction permitted under the First Lien Credit Documents; provided that, other than (i) to fund any additional original issue discount or upfront fees with respect to the Facilities imposed pursuant to the “Flex Provisions” of the Fee Letter, (ii) to provide back to back support for, or to replace, existing letters of credit and (iii) to fund the Transactions and the Transaction Costs and for working capital and general corporate purposes in an amount not to exceed $10.0 million in the aggregate on the Closing Date, the Revolving Facility shall not be used on the Closing Date.

Incremental Facilities: Proceeds will be available for working capital and general corporate purposes, including permitted acquisitions, other permitted investments, capital expenditures, associated costs and expenses, permitted restricted payments or any other transaction permitted under the First Lien Credit Documents.

Availability:

First Lien Term Facility: The First Lien Term Facility will be available in U.S. dollars in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the maturity date thereof (subject to the limitations set forth above in respect of drawings on the Closing Date).

Incremental First Lien Facilities: As agreed by the Borrower and the lenders providing the Incremental First Lien Facilities.

Maturities:	First Lien Term Facility: Seven years after the Closing Date. Revolving Facility: Five years after the Closing Date.

Closing Date:	The date on which the initial borrowings under the First Lien Term Facility are made and the Acquisition is consummated (the “Closing Date”).

Amortization:

First Lien Term Facility: The First Lien Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the First Lien Term Facility, commencing with the first full fiscal quarter after the Closing Date, with the balance payable on the seventh anniversary of the Closing Date.

Revolving Facility: Payable at maturity (no required amortization).

Swingline Loans:	At the Borrower’s option, a portion of the Revolving Facility not in excess of $5.0 million will be made available as swingline loans in U.S. Dollars (the “Swingline Loans”) from the First Lien Administrative Agent (in such capacity, the “Swingline Lender”) on same-day notice. Except for the purpose of calculating the commitment fee below, any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each First Lien Lender under the Revolving Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis. Swingline Loans will be incurred and maintained as Base Rate Loans.

Letters of Credit:	At the Borrower’s option, a portion of the Revolving Facility not in excess of $5.0 million (the “LC Sublimit”), will be made available for the issuance of letters of credit (“Letters of Credit”) by each Initial Lender, each Additional Initial Lender or other Revolving Lenders (or, in each case, their respective affiliates or designees) reasonably satisfactory to the Borrower and the First Lien Administrative Agent (in such capacity, an “Issuing Bank”); provided that no Initial Lender nor any of its affiliates or designees shall be required to issue commercial or trade Letters of Credit. No Letter of Credit shall have an expiration date later than the earlier of (A) the date that is the fifth business day prior to the maturity date of the Revolving Facility unless arrangements (including cash collateralization of such Letters of Credit) reasonably satisfactory to the applicable Issuing Bank have been entered into and (B) the date which is one year from the date of issuance of such Letter of Credit; provided that any Letter of Credit may provide for automatic renewal for additional one-year periods (which may not extend beyond the date that is the fifth business day prior to the Revolving Facility maturity date unless arrangements (including cash collateralization of such Letters of Credit) reasonably satisfactory to the applicable Issuing Bank have been entered into. Notwithstanding the foregoing, each Initial Lender and each Additional Initial Lender shall be required to issue Letters of Credit in an amount of up to its pro rata portion of the LC Sublimit (based on the amount of its commitment under the Revolving Facility on the Closing Date) and no Initial Lender nor any Additional Initial Lender shall be required to issue any Letters of Credit in excess of such pro rata portion of the LC Sublimit.

Interest Rate:

All amounts outstanding under the First Lien Facilities will bear interest at the Borrower’s option, at either (a) the reserve adjusted Eurodollar Rate plus 4.25% per annum or (b) the Base Rate plus 3.25% per annum (subject to adjustment as provided in the Fee Letter).

For purposes hereof:

“Base Rate” means the highest of (i) the Federal Funds Rate plus ½ of 1.00%, (ii) the “U.S. Prime Lending Rate” published by The Wall Street Journal and (iii) the Eurodollar Rate for an interest period of one month plus 1.00%.

“Base Rate Loans” means First Lien Loans bearing interest based upon the Base Rate.

“Eurodollar Rate” means the greater of (x) the reserve adjusted London Interbank Offered Rate or a comparable or successor rate which rate is reasonably approved by the First Lien Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the First Lien Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for deposits in U.S. Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period and (y) 1.00%. The Precedent Documentation will include the Administrative Agent’s customary London Interbank Offered Rate replacement provisions in the event that the London Interbank Offered Rate is discontinued (which, in any event, shall require providing five business days prior notice to the Lenders and provide the Required Lenders with a right to object to such replacement provisions within such five business day period).

“Eurodollar Loans” means First Lien Loans bearing interest based upon the Eurodollar Rate.

Overdue principal, interest and other amounts will accrue at a rate equal to the otherwise applicable rate (or if no such rate is then applicable, then by reference to the rate then applicable to Base Rate Loans) plus an additional 2.00% per annum, in each case, payable on demand.

Interest Payments:	Quarterly for Base Rate Loans; except as set forth below, on the last day of selected interest periods (which shall be one, two, three and six months (or, if available, twelve months or a period of less than one month (in either case) with the consent of all affected First Lien Lenders) for Eurodollar Loans (and at the end of every three months, in the case of interest periods of longer than three months); upon prepayment (to the extent accrued on the amount being prepaid), in each case, payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to Base Rate Loans the interest rate on which is determined by reference to the “U.S. Prime Lending Rate”); and on the applicable maturity date.

Commitment Fees:	Commitment fee equal to 0.50% per annum times the daily average undrawn portion of the Revolving Facility (reduced by the amount of Letters of Credit issued and outstanding, but excluding outstanding Swingline Loans) will accrue from the Closing Date and be computed on the basis of a 360-day year and payable quarterly in arrears; provided, that such commitment fee shall be reduced to (i) if the Consolidated First Lien Net Leverage Ratio is less than or equal to 0.50x less than the Closing Date First Lien Net Leverage Ratio and greater than 1.00x than the Closing Date First Lien Net Leverage Ratio, 0.375% per annum and (ii) if the Consolidated First Lien Net Leverage Ratio is less than or equal to the ratio that is 1.00x less than the Closing Date First Lien Net Leverage Ratio, 0.25% per annum.

Letters of Credit Fees:	A fee equal to (i) the applicable margin then in effect for Eurodollar Loans under the Revolving Facility, times (ii) the average aggregate daily maximum amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the First Lien Lenders under the Revolving Facility (computed on the basis of a 360-day year). In addition, a fronting fee equal to 0.125% per annum of the face amount of any issued Letter of Credit will be payable quarterly in arrears to the Issuing Bank thereof (computed on the basis of a 360-day year), as well as certain other customary fees assessed by such Issuing Bank.

Voluntary Prepayments:	The First Lien Facilities may be prepaid in whole or in part without premium or penalty (except for the Prepayment Premium (as defined below) as applicable); provided Eurodollar Loans will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the First Lien Term Facility, any Incremental First Lien Term Facility or any First Lien Refinancing Term Facility will be applied to the future scheduled amortization of each such tranche of First Lien Term Loans as directed by the Borrower (or, in the absence of direction, in the direct order of maturity).

Mandatory Prepayments:	The Borrower shall make the following mandatory prepayments of the First Lien Term Loans (subject to basket amounts, thresholds, carveouts and exceptions, in each case, to be mutually agreed and based upon the Facilities Documentation Principles):

1.	Asset Sales: Prepayments in an amount equal to 100% (with step-downs to 50% and 0% based upon the achievement of Consolidated Secured Net Leverage Ratios equal to or less than 0.50x and 1.00x below the Closing Date Secured Net Leverage Ratio, respectively (the “Asset Sale Prepayment Step-Downs”)), and any portion of the net cash proceeds not required to prepay the First Lien Term Loans or to be reinvested pursuant to this clause 1 shall be referred to as the “Retained Asset Sale Proceeds”) of the net cash proceeds of the non-ordinary course sale or other disposition of assets of Holdings, the Borrower or any Restricted Subsidiary (including insurance and condemnation proceeds proceeds), in excess of an amount to be mutually agreed for each such individual asset sale or disposition (or series of related asset sales or dispositions) and an amount to be mutually agreed in the aggregate for any fiscal year, subject to the right of the Borrower and its Restricted Subsidiaries, absent an event of default then continuing, to reinvest (or commit to reinvest) such proceeds in other assets (other than working capital assets) useful in the business of the Borrower and its Restricted Subsidiaries within 365 days of receipt thereof (or, if so committed to reinvest within such 365-day period, such 365-day period shall extend by an additional 180-day period).

2.	Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by Holdings, the Borrower or any of its Restricted Subsidiaries, other than indebtedness expressly permitted under the First Lien Credit Documents (other than in respect of First Lien Refinancing Facilities and First Lien Refinancing Notes).

3.	Excess Cash Flow: Prepayments in an amount equal to 50% (with step-downs to 25% and 0% based upon the achievement of Consolidated Total Net Leverage Ratios equal to or less than 0.50x and 1.00x below the Closing Date Total Net Leverage Ratio, respectively) of “excess cash flow” (to be defined on a basis to be mutually agreed and based upon the Facilities Documentation Principles) for each fiscal year (beginning with the fiscal year ending December 31, 2020; provided, however, if the Closing Date occurs after January 1, 2020, the initial payment shall be in respect of the period from the Closing Date through and including December 31, 2020); provided, the amount of any excess cash flow prepayment may, at the Borrower’s option, be reduced dollar-for-dollar by the amount of voluntary prepayments or repurchases of First Lien Loans under the First Lien Term Facility, any Incremental First Lien Term Facility, any pari passu First Lien Refinancing Term Facility and the Revolving Facility (in the case of the Revolving Facility, to the extent accompanied by a permanent corresponding reduction of the relevant commitment) paid from internally generated cash during such fiscal year or at any time prior to the date on which such excess cash flow payment would otherwise be required to be made (but, in the case of any such prepayment made pursuant to the “Borrower” buy-back provisions, shall be limited to the actual amount of cash used to make such payment and only if the applicable prepayment offer was made to all applicable First Lien Lenders).

All mandatory prepayments above will be applied, subject to payment, if applicable, of the Prepayment Premium below, to prepay the First Lien Term Loans, any Incremental First Lien Term Loans, any term loans under any pari passu First Lien Refinancing Term Facility and, to the extent provided below, any other secured term indebtedness incurred on a pari passu basis with the First Lien Term Loans (to the extent a mandatory prepayment or offer to prepay such term indebtedness is required thereunder) on a pro rata basis (unless the lenders under any such Incremental First Lien Term Facility, First Lien Financing Term Facility or such other pari passu indebtedness have elected a lesser prepayment) and, in each case, in the direct order of maturity.

Any First Lien Lender may elect not to accept any mandatory prepayment made pursuant to clause 1 or 3 above (such declined payment, the “First Lien Declined Proceeds”). Any such First Lien Declined Proceeds shall be applied to any mandatory prepayments required under the Second Lien Contingency Term Facility; provided that if any Second Lien Lender (as defined in Exhibit C to the Commitment Letter) elects not to accept its pro rata share of any mandatory prepayment from such First Lien Declined Proceeds, such amounts may be retained by the Borrower (such declined payment, the “Declined Proceeds”), and will increase the Available Amount Basket (as defined below).

In addition, Revolving Loans and Swingline Loans under the Revolving Facility shall be prepaid and Letters of Credit shall be cash collateralized to the extent that such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Notwithstanding the foregoing, the First Lien Credit Documents will provide that any permitted term indebtedness or notes that (in each case) is permitted to be (and is) secured by liens on the Collateral ranking on an equal priority basis (but without regard to the control of remedies) with the First Lien Lenders’ liens on the Collateral (as defined below) may share no more than ratably in any prepayments required by the foregoing provisions of clauses 1 and 3 (but only to the extent required by the terms of such other permitted term indebtedness or notes).

Prepayments in respect of clauses 1 and 3 above to the extent attributable to any foreign Restricted Subsidiaries will be limited under the First Lien Credit Documents in a manner consistent with the Facilities Documentation Principles to the extent such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited, delayed or restricted by applicable law, rule or regulation; provided that the Borrower and its Restricted Subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation or to remove such prohibitions, as applicable, or (b) result in material adverse tax consequences (as reasonably determined by the Borrower in consultation with the First Lien Administrative Agent).

Prepayment Premium:	The Borrower shall pay a “Prepayment Premium” in an amount equal to 1.00% of the principal amount of the First Lien Term Loans subject to a Repricing Event that occurs on or before the date that is six months after the Closing Date. The term “Repricing Event” shall mean (i) any prepayment of any First Lien Term Loans, in whole or in part, with the proceeds of, or any conversion of any First Lien Term Loans into, any new or replacement tranche of term loans with a Weighted Average Yield (as determined above in this First Lien Term Sheet) less than the Weighted Average Yield applicable to such First Lien Term Loans so repaid or replaced, or (ii) any amendment to the First Lien Term Facility that reduces the Weighted Average Yield applicable to any of the First Lien Term Loans (including in connection with the replacement or repayment of any First Lien Lender who does not consent to any such amendment) (in each case, in preceding clauses (i) and (ii), other than in connection with a “change of control” or a Transformative Acquisition (as defined below)).

The term “Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of the First Lien Credit Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the First Lien Credit Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the First Lien Credit Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

Security:

Subject to the Certain Funds Provision, the Intercreditor Agreement and the Facilities Documentation Principles, the First Lien Facilities, the Hedging Arrangements and the Cash Management Arrangements will be secured by substantially all the assets of the Credit Parties, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including, without limitation, (a) a perfected first priority pledge of all of the equity interests of the Borrower, (b) a perfected first priority pledge of all of the equity interests of all other subsidiaries held by any Credit Party (which pledge, in the case of any subsidiary of the Borrower that is an entity described in clause (h) of the section hereof entitled “Guarantors”, will be limited to 65% of the voting capital stock of such entity (or 100% of the voting capital stock of such entity to the extent that such pledge would not result in material adverse tax consequences to the Borrower, one of its Restricted Subsidiaries or any equityholder of the Borrower (in each case, as reasonably determined by the Borrower in consultation with the First Lien Administrative Agent)) and 100% of the non-voting capital stock of such entity); and (c) perfected first priority security interests (subject to permitted liens) in, and mortgages on, substantially all other tangible and intangible assets of the Credit Parties.

Notwithstanding anything herein to the contrary, the Collateral shall exclude (i) particular assets if, in each case, reasonably agreed by the First Lien Administrative Agent and the Borrower in writing, that the cost of creating or perfecting such pledges or security interests in such assets exceed the practical benefits to be obtained by the First Lien Lenders therefrom, (ii) motor vehicles, airplanes and other assets subject to certificates of title, to the extent a lien therein cannot be perfected by the filing of a Uniform Commercial Code (“UCC”) financing statement, (iii) (A) any fee owned real property with a value of less than a threshold to be mutually agreed (with any required mortgages being permitted to be delivered within 90 days after the Closing Date (subject to extensions thereof agreed to by the First Lien Administrative Agent in its sole discretion)) and (B) leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (iv) any assets to the extent the creation or perfection of pledges thereof, or security interests therein, would reasonably be expected to result in material adverse tax consequences to Holdings, the Borrower or its Restricted Subsidiaries, as reasonably determined by the Borrower and the First Lien Administrative Agent, (v) property and assets to the extent that a pledge thereof or creation of security interest therein is restricted by applicable law, rule or regulation or which would require governmental consent, approval, license or authorization (in each case, only for so long as such restriction remains in effect or until such consent, approval or license is obtained, as applicable), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, (vi) equity interests in any non-wholly owned subsidiary or joint venture to the extent the granting of a security interest therein is not permitted by the terms of such person’s organizational or joint venture documents or would require the consent of one or more third parties (other than a Credit Party or a subsidiary thereof) that has not been obtained (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (vii) any lease, license or other agreement or any property subject thereto or a purchase money security interest or similar arrangement to the extent that, and so long as, a grant of a security interest therein, (A) is prohibited by applicable law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or (B) would violate or invalidate such lease, license, permit or agreement (other than any lease, license, permit or agreement solely among the Credit Parties or a subsidiary thereof), or create a right of termination in favor of, or require the consent of, any other party thereto (other than a Credit Party or a subsidiary thereof) (in each case, after giving effect to the relevant provisions of the UCC or other applicable laws), (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited and restricted thereby, (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (x) margin stock, and (xi) equity interests of any Unrestricted Subsidiary and any subsidiary that is a captive insurance company, a not-for-profit entity or a special purpose entity; provided that the exclusions do not include any proceeds, substitutions or replacement referred to in the foregoing clauses (i) through (xi) (unless independently excluded from any such clause); it being understood that, notwithstanding the foregoing, any assets constituting “collateral” for the benefit of the lenders under the Second Lien Contingency Term Facility shall also be Collateral for purposes of the First Lien Facilities.

All of the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation based upon the Facilities Documentation Principles. Notwithstanding anything to the contrary contained herein, the Credit Parties shall not be required to (a) enter into any account control agreement or similar or equivalent arrangement or (b) take any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction).

Intercreditor Arrangements:	The priority of the security interest and related creditor rights among the First Lien Facilities and the Second Lien Contingency Term Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) to be mutually agreed.

Representations and Warranties:

The First Lien Credit Documents will contain only the following representations and warranties, to be applicable only to Holdings, the Borrower and its Restricted Subsidiaries (in each case subject to exceptions, thresholds, materiality and other qualifications to be mutually agreed and based upon the Facilities Documentation Principles): due organization, existence and good standing, power and authority and qualification; equity interests, capitalization and ownership of the Borrower and its subsidiaries; due authorization, execution, delivery and enforceability; no conflicts with organizational documents, laws or material contractual obligations and no imposition of liens (other than liens permitted pursuant to the First Lien Credit Documents); governmental and other third party consents; accuracy of disclosure and financial statements and customary representations relating to pro forma financial statements and projections; no material adverse change; litigation; taxes; title to properties; real estate; environmental matters; employment, ERISA and other pension matters; intellectual property; use of proceeds; solvency; compliance with laws (including Federal Reserve margin regulations, the Investment Company Act and environmental laws); certain regulatory matters; compliance with OFAC, PATRIOT Act and other anti-terrorism laws, anti-bribery, anti-corruption (including the FCPA), sanctions and anti-money laundering laws; accuracy of beneficial ownership certifications required by the Beneficial Ownership Regulation; creation, validity, perfection and first priority perfected security interest in the Collateral (subject to permitted liens and the Certain Funds Provision); and status as senior indebtedness.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of Holdings, the Borrower and its Restricted Subsidiaries (taken as a whole), (b) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment and other material obligations under the Credit Documents or (c) the material rights and material remedies of the Administrative Agent and the Lenders under the applicable Credit Documents.

Covenants:

The credit agreement for the First Lien Facilities will contain only the following financial, affirmative and negative covenants, to be applicable to Holdings, the Borrower and its Restricted Subsidiaries (with exceptions, thresholds, baskets (including, in certain cases to be mutually agreed, “grower” baskets based off of a corresponding percentage of Adjusted EBITDA), materiality and other qualifications to be mutually agreed and based upon the Facilities Documentation Principles):

A. Financial Covenant:

With respect to the First Lien Term Facility: None.

With respect to the Revolving Facility: Commencing, if applicable, with the first full fiscal quarter ending after the Closing Date, a maximum Consolidated First Lien Net Leverage Ratio (which shall be tested in respect of Holdings, the Borrower and its Restricted Subsidiaries, on a consolidated basis) (the “Financial Covenant”) tested only at the end of any fiscal quarter when the aggregate amount of outstanding Revolving Loans, Swingline Loans, undrawn Letters of Credit in excess of an aggregate amount to be mutually agreed and unreimbursed drawings in respect of Letters of Credit (but excluding fully cash collateralized Letters of Credit) exceeds 35% of the commitments under the Revolving Facility. The level for the Financial Covenant shall be set at a level reflecting a non-cumulative cushion equal to 30% of the Consolidated EBITDA set forth in the SPAC Model.

B. Affirmative Covenants: Limited to delivery of (i) within 90 days of the end of each fiscal year, annual audited consolidated financial statements and (ii) within 45 days of the end of each fiscal quarter (other than the fourth fiscal quarter) of each fiscal year, quarterly unaudited consolidated financial statements, and, in the case of the annual financial statements, an opinion of an independent accounting firm (which opinion shall not be subject to any qualification as to scope or any “going concern” statement (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (A) an upcoming maturity date of any debt occurring within one year from the time such opinion is delivered or (B) anticipated or actual financial covenant default)); annual budget reports in the form customarily prepared by the Borrower (with delivery time periods to be consistent with the delivery requirements for the audited financial statements (and, in the case of such annual and quarterly financial statements, together with customary management discussion and analysis narratives with respect to such audited or unaudited financial statements); compliance certificates; KYC information if requested, provision of information required under the Beneficial Ownership Regulation and other information reasonably requested by the First Lien Administrative Agent or any First Lien Lender (through the First Lien Administrative Agent); updated collateral information; notices of default, material adverse effect and certain other material events; maintenance of existence and material licenses, permits, franchises, etc.; payment of material taxes and similar obligations; maintenance of properties; maintenance of insurance (including flood insurance as required by applicable law and, if requested, information as to insurance being maintained); books and records; visitations and inspections; quarterly lender calls; compliance with applicable laws and regulations (including environmental laws, OFAC, the PATRIOT Act and other anti-terrorism laws, anti-bribery, anti-corruption laws (including the FCPA), and anti-money laundering and sanctions laws; environmental matters; additional collateral and guarantors; further assurances on collateral matters; material real estate assets; post-closing obligations; Unrestricted Subsidiaries; commercially reasonable efforts to maintain ratings from S&P and Moody’s (but not specific ratings); use of proceeds; and if applicable, cooperation with syndication on substantially the same basis as provided in the Commitment Letter.

C. Negative Covenants: Limitations and restrictions limited to: (i) indebtedness (including guaranties) and certain equity issuances; (ii) liens; (iii) voluntary or optional prepayments, repurchases, acquisitions or redemptions of, and amendments with respect to, subordinated financings, junior lien financings and unsecured financings (collectively, “Junior Debt”); (iv) restricted payments (dividends and equity redemptions); (v) investments (including acquisitions); (vi) burdensome agreements and negative pledge clauses; (vii) fundamental changes; (viii) dispositions of assets (including sales and lease-backs); (ix) transactions with affiliates (including payment of management fees); (x) changes in nature of business; (xi) permitted activities of Holdings; (xii) amendments and waivers of organizational documents; and (xiii) changes to fiscal year.

The First Lien Credit Documents will include (without limitation) exceptions for:

(A)	With respect to limitations on indebtedness:

i.	additional senior, senior subordinated or subordinated debt of the Borrower (which may be guaranteed by the Guarantors); provided upon giving effect thereto, (1) if such debt is secured by a lien on the Collateral that is pari passu with the lien securing the First Lien Facilities, the Consolidated First Lien Net Leverage Ratio does not exceed (x) the Closing Date First Lien Net Leverage Ratio or (y) if incurred in connection with a permitted acquisition or similar permitted investment, the Consolidated First Lien Net Leverage Ratio prior to giving effect to such incurrence of indebtedness and any transactions occurring in connection therewith, (2) if such debt is secured by a lien on the Collateral that is junior to the lien securing the First Lien Facilities, the Consolidated Secured Net Leverage Ratio does not exceed (x) the Closing Date Secured Net Leverage Ratio or (y) if incurred in connection with a permitted acquisition or similar permitted investment, the Consolidated Secured Net Leverage Ratio prior to giving effect to such incurrence of indebtedness and any transactions occurring in connection therewith and (3) if such debt is unsecured, (I) the Consolidated Total Net Leverage Ratio does not exceed (x) 0.25x above the Closing Date Total Net Leverage Ratio or (y) if incurred in connection with a permitted acquisition or similar permitted investment, the Consolidated Total Net Leverage Ratio prior to giving effect to such incurrence of indebtedness and any transactions occurring in connection therewith or (II) the Cash Interest Coverage Ratio (to be defined in a manner to be mutually agreed) exceeds 2.00 to 1.00, in each case described in preceding clauses (1), (2) and (3), calculated on a pro forma basis, including the application of the proceeds thereof ((x) assuming all commitments under any such debt were fully drawn and (y) without “netting” the cash proceeds of such debt) (this clause (i), the “Ratio Debt Basket”); provided that the utilization of the Ratio Debt Basket shall be subject to, among other customary provisions to be mutually agreed, (A) no default or event of default then existing or resulting therefrom (subject to the Limited Condition Acquisition provisions above), (B) to the extent guaranteed, such ratio debt shall not be guaranteed by any person other than a Guarantor, (C) to the extent such ratio debt is secured, (x) such ratio debt shall not be secured by any assets other than Collateral, (y) such ratio debt shall be subject to the Intercreditor Agreement or such other intercreditor agreement in customary form and reasonably acceptable to the First Lien Administrative Agent and (z) if such ratio debt is in the form of term loans secured on a pari passu basis with the First Lien Term Facility, the First Lien MFN Provisions shall apply, and (D) such ratio debt shall not have a final maturity or have payments of principal (other than amortization subject to the weighted average life restrictions below, customary offers to repurchase and prepayment events upon change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the maturity of (or, if such ratio debt is junior secured, unsecured or subordinated, on or prior to the 91st day after the maturity of) the First Lien Loans with the latest maturity at the time such ratio debt is incurred, or have a shorter weighted average life to maturity than (or, if such ratio debt is junior secured, unsecured or subordinated, have a shorter average weighted life to maturity prior to the 91st day after the maturity of) the remaining weighted average life to maturity for the First Lien Loans with the longest remaining weighted average life to maturity at the time such ratio debt is incurred;

ii.	a general indebtedness basket in an aggregate principal amount to be mutually agreed (this clause (ii), the “General Debt Basket”);

iii.	purchase money indebtedness and capital leases in an aggregate outstanding principal amount to be mutually agreed (this clause (iii), the “Purchase Money Debt Basket”);

iv.	indebtedness assumed in connection with (and indebtedness of one or more targets and existing at the time of the consummation of) Permitted Acquisitions or similar permitted investment (but not in anticipation or contemplation thereof) so long as no event of default then exists or would result therefrom (subject to the Limited Conditions Acquisition provisions above); provided, upon giving pro forma effect thereto and any related specified transactions, the applicable leverage ratio or interest coverage ratio to incur such type of debt (i.e., first lien secured, junior secured or unsecured) under the Ratio Debt Basket is satisfied (this clause (iv), the “Assumed Acquisition Debt Basket”); and

v.	indebtedness of subsidiaries that are not Credit Parties in an aggregate principal amount to be mutually agreed (this clause (v), the “Non-Credit Party Subsidiaries Debt Basket”).

(B)	With respect to limitations on liens:

i.	liens securing indebtedness incurred in reliance on the applicable provisions of (and subject to the limitations set forth in) the Ratio Debt Basket and the Assumed Acquisition Debt Basket (provided that, in the case of the Assumed Acquisition Debt Basket, (x) the relevant debt and liens were not incurred or created in anticipation or contemplation of the applicable acquisition and (y) the relevant liens are limited to the applicable assets so acquired and proceeds thereof);

ii.	liens on Collateral securing (i) First Lien Refinancing Facilities and First Lien Refinancing Notes, (ii) the Second Lien Contingency Term Facility and any Incremental Second Lien Term Facility and (iii) any Second Lien Refinancing Term Facility and Second Lien Refinancing Notes; and

iii.	liens securing indebtedness incurred in reliance on the Non-Credit Party Subsidiaries Debt Basket (so long as such liens are limited to the assets of the non-Credit Parties incurring such debt), the Purchase Money Debt Basket (limited to the assets financed thereby) and the General Debt Basket.

(C)	With respect to limitations on voluntary or optional prepayments, repurchases, acquisitions or redemptions of Junior Debt (“Restricted Debt Payments”), exceptions for (i) a basket for Restricted Debt Payments in an unlimited amount subject to no default or event of default occurring and continuing (or resulting therefrom) and pro forma compliance with a Consolidated Total Net Leverage Ratio that is no greater than 1.25x below the Closing Date Total Net Leverage Ratio, and (ii) so long as no default or event of default then exists or would result therefrom, other Restricted Debt Payments in an aggregate amount to be mutually agreed.

(D)	With respect to limitations on dispositions of assets, exceptions for (I) sales of inventory in the ordinary course of business, (II) sales of obsolete, worn-out or surplus property in the ordinary course of business and (III) subject to the fundamental changes covenant, asset sales in arm’s length transactions and for fair market value (as reasonably determined by the Borrower), provided that no default or event of default exists or would result therefrom, no stock in a Restricted Subsidiary that is a Guarantor may be sold unless all of its outstanding stock is sold and such sales are for at least 75% cash consideration (subject to customary exceptions to the cash consideration requirement, including threshold amounts and a basket for non-cash consideration that may be designated as cash consideration of an amount to be mutually agreed) and such sales are subject to the mandatory prepayment/reinvestment requirements in the First Lien Credit Documents.

(E)	With respect to limitations on investments:

i.	acquisitions of all or substantially all of the assets of any person or any line of business or division thereof, or at least a majority of the equity interests of any person (including any investment which serves to increase the Borrower’s direct or indirect equity ownership in any joint venture) (each, a “Permitted Acquisition”), so long as, among other customary conditions to be mutually agreed, (A) no default or event of default exists (subject to the Limited Condition Acquisition provisions above and, in such case, no payment or bankruptcy event of default exists immediately before and after following the consummation thereof), (B) the nature of business covenant is satisfied, (C) the Borrower complies with the collateral and guarantee requirements in the First Lien Credit Documents (to the extent, if any, compliance therewith is required at the time of the consummation of such acquisition), and (D) there shall be a cap to be mutually agreed regarding acquisitions of entities that do not become Guarantors and of assets that do not become Collateral;

ii.	investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Restricted Subsidiary (with a cap on investments by Credit Parties in Restricted Subsidiaries that are not Credit Parties in an aggregate amount to be mutually agreed);

iii.	so long as no default or event of default then exists or would result therefrom, a general investments basket in an aggregate amount to be mutually agreed;

iv.	so long as no default or event of default then exists or would result therefrom, an investment basket for investments in joint ventures in an aggregate amount to be mutually agreed;

v.	so long as no default or event of default then exists or would result therefrom, an investment basket for investments in Unrestricted Subsidiaries in an aggregate amount to be mutually agreed; and

vi.	so long as no default or event of default then exists or would result therefrom, a basket for investments in an unlimited amount subject to pro forma compliance with a Consolidated Total Net Leverage Ratio that is no greater than 1.00x below the Closing Date Total Net Leverage Ratio (or, if such investment is to be made in, or as a designation of, an Unrestricted Subsidiary, no greater than 1.25x below the Closing Date Total Net Leverage Ratio).

(F)	With respect to limitations on dividends or distributions on, or redemptions or repurchases of, the capital stock of Holdings (or any parent entity thereof), the Borrower or any Restricted Subsidiary (“Restricted Payments”):

i.	a basket for restricted payments in an unlimited amount subject to no default or event of default occurring and continuing (or resulting therefrom) and pro forma compliance with a Consolidated Total Net Leverage Ratio that is no greater than 1.25x below the Closing Date Total Net Leverage Ratio;

ii.	so long as no default or event of default then exists or would result therefrom, Restricted Payments from a substantially concurrent receipt of proceeds of any qualified equity offerings and other qualified equity contributions received by Holdings (and contributed to the Borrower) after the Closing Date that are not used as part of a Cure Amount and do not increase the Available Amount Basket or are not otherwise applied (“Excluded Contributions”);

iii.	Restricted Payments to Holdings or any other parent company to repurchase, redeem, retire or otherwise acquire capital stock of Holdings or any of its parent companies, in each case, held by future, present or former employees, officers, directors, members of management, managers or consultants (or any immediate family member of the foregoing) of Holdings or any of its subsidiaries in an aggregate annual amount to be mutually agreed, with unused amounts permitted to be carried forward to the next succeeding fiscal year, subject to a maximum in any fiscal year not to exceed an amount to be mutually agreed;

iv.	cashless redemption or conversion of equity interests of Holdings in exchange for common stock of the SPAC;

v.	customary tax distributions on terms to be mutually agreed; and

vi.	so long as no default or event of default then exists or would result therefrom, a general Restricted Payment basket equal to an aggregate amount to be mutually agreed.

In addition, the First Lien Credit Documents will include an Available Amount Basket that may be used for (i) in the absence of a default or an event of default, permitted investments (subject to pro forma compliance with a Consolidated Total Net Leverage Ratio level of not more than the Closing Date Total Net Leverage Ratio), (ii) in the absence of a default or an event of default, Restricted Payments (subject to pro forma compliance with a Consolidated Total Net Leverage Ratio level of not more than the Closing Date Total Net Leverage Ratio), and (iii) in the absence of a default or an event of default, Restricted Debt Payments (subject to pro forma compliance with a Consolidated Total Net Leverage Ratio level of not more than the Closing Date Total Net Leverage Ratio); provided that it is understood and agreed that the foregoing restrictions (other than no default or event of default) on the use of the Available Amount Basket shall not apply to the portion thereof referred to in clauses (iii), (vi) and (vii) of the definition thereof as set forth below.

“Available Amount Basket” shall mean, as of any date of determination, a cumulative amount equal to (a) the sum of (without duplication) (i) the greater of (A) an aggregate amount to be mutually agreed or (B) the equivalent percentage of Adjusted EBITDA for the most recently ended four quarter period for which financial statements have been (or were required to have been) delivered to the First Lien Administrative Agent, plus (ii) an amount not less than zero equal to the percentage of excess cash flow described above under “Mandatory Prepayments – Excess Cash Flow” equal to the percentage thereof not required to be applied as an excess cash flow prepayment of the First Lien Loans for the applicable year (commencing with the fiscal year ending December 31, 2020; provided, however, if the Closing Date occurs after January 1, 2020, the initial period shall be in respect of the period from the Closing Date through and including December 31, 2020) less the aggregate amount of prepayments of indebtedness for which dollar-for-dollar credit is given in respect of such excess cash flow payment otherwise required to be made, plus (iii) qualified capital contributions to Holdings (which have been contributed to the capital of the Borrower) after the Closing Date in cash (other than a Cure Amount and amounts not otherwise applied), plus (iv) returns on investments made using the Available Amount Basket actually received in cash by the Borrower or a Restricted Subsidiary (up to the amount of the original investment made), plus (v) any Declined Proceeds, plus (vi) the amount of any investment made by the Borrower and/or any of its Restricted Subsidiaries in reliance on the Available Amount Basket (up to the amount of the original investment) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into a Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary (as reasonably determined by the Borrower) that have been transferred to the Borrower or any of its Restricted Subsidiaries or the amount of cash dividends made by an Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries (to the extent not included in consolidated net income) or the net cash proceeds from the disposition of any Unrestricted Subsidiary received by the Borrower or any of its Restricted Subsidiaries, plus (vii) the net cash proceeds initially received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity of Holdings (or any parent thereof).

Equity Cure Right:

For purposes of determining compliance with the Financial Covenant, any equity contribution (that is not “disqualified equity”) made to Holdings (and substantially concurrently contributed to the Borrower) after the last day of any fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to have been delivered in respect of that fiscal quarter (the “Cure Date”) will, at the request of Holdings, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Cure Amount”); provided (a) Holdings shall be permitted to request that a Cure Amount be included in the calculation of Adjusted EBITDA with respect to any fiscal quarter (i) no more than twice during any consecutive four fiscal quarter period, and (ii) no more than five times in the aggregate during the term of the First Lien Facilities, (b) each Cure Amount will be no greater than the amount required to cause Holdings to be in compliance with the Financial Covenant, (c) all Cure Amounts and the use of proceeds thereof will be disregarded for all other purposes under the First Lien Credit Documents (including determining pricing or the availability or amount of any covenant basket, carve-out or compliance on a pro forma basis with the Financial Covenant or any other ratio), and (d) there shall be no pro forma or other reduction of indebtedness (including by way of cash netting) using the proceeds of any Cure Amount in determining the Financial Covenant (or any other leverage ratio) for the applicable fiscal quarter and for any subsequent period that includes such fiscal quarter (except in the case of such subsequent fiscal quarter to the extent that such Cure Amount is actually used to permanently prepay or otherwise permanently reduce indebtedness). Notwithstanding the foregoing, and for the avoidance of doubt, upon the receipt of a Cure Amount as provided above, any default or event of default with respect to the Financial Covenant shall be deemed to have been cured and no longer continuing.

The First Lien Credit Documents will contain a standstill provision prohibiting the exercise of remedies related solely to any breach of the Financial Covenant during the period in which any Cure Amount may be contributed after delivery of written notice to the First Lien Administrative Agent of Holdings’ intention to cure the Financial Covenant with the proceeds of a Cure Amount; provided that such standstill shall apply solely in respect of the breach (or prospective breach) of the Financial Covenant giving rise thereto, and to the extent the applicable Cure Amount has not been made prior to the applicable Cure Date, such standstill shall end when such Cure Amount may no longer be timely made in respect of such fiscal quarter. No Revolving Lender, Swingline Lender or Issuing Bank, as applicable, shall be required to fund any Revolving Loans or Swingline Loans, or issue (or increase) any Letters of Credit, as applicable, during such standstill period.

Events of Default:	The First Lien Credit Documents shall contain the following events of default, to be applicable to Holdings, the Borrower and its Restricted Subsidiaries (with exceptions, thresholds, materiality, notice and grace provisions and other qualifications to be mutually agreed upon and based upon the Facilities Documentation Principles): failure to make payments when due; cross-default and cross-acceleration to other indebtedness; breach of covenants of the First Lien Credit Documents (provided that the Borrower’s failure to perform or observe the Financial Covenant itself shall not constitute an event of default for purposes of any First Lien Term Loans unless and until the Revolving Lenders have actually declared all obligations under the Revolving Facility to be immediately due and payable in accordance with the First Lien Credit Documents and such declaration has not been rescinded); breaches of representations and warranties; bankruptcy and insolvency; judgments and attachments; ERISA (and similar pension matters); “change of control”; invalidity of Guarantees; impairment of security interests in the Collateral (other than a non-material portion thereof); and actual or asserted (by a Credit Party in writing) invalidity or enforceability of any material First Lien Credit Documents.

Conditions Precedent to Borrowings and Issuances on the Closing Date:	The availability of the First Lien Facilities on the Closing Date will be conditioned only upon the satisfaction (or waiver in writing by the Commitment Parties) of the conditions precedent set forth in Exhibit D to the Commitment Letter, subject to the Certain Funds Provision.

Conditions to Borrowings and Issuances after the Closing Date:	After the Closing Date, the making of each First Lien Loan (other than an Incremental First Lien Term Loan to the extent provided above in this Exhibit B under the Section “First Lien Incremental Facilities”) or the issuance of a Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the First Lien Credit Documents, (b) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit and (c) delivery to the First Lien Administrative Agent of a customary borrowing notice or Letter of Credit request.

Assignments and Participations:

The First Lien Lenders may assign all or any part, in certain minimum amounts to be set forth in the First Lien Credit Document, of their respective shares of the First Lien Facilities to their affiliates or one or more banks, financial institutions or other persons that are “eligible assignees” (to be defined in the First Lien Credit Documents, but to exclude (x) Disqualified Lenders to the extent that the list thereof has been made available to the First Lien Lenders, which the First Lien Administrative Agent may deliver or furnish to a Lender as provided below, (y) natural persons and (z) except to the extent expressly provided below, Holdings, the Borrower and their respective affiliates) that are acceptable to the First Lien Administrative Agent, the Borrower, and in the case of the Revolving Facility, the Swingline Lender and each Issuing Bank, each such consent not to be unreasonably withheld; provided such consent of the First Lien Administrative Agent shall not be required if such assignment is made to another First Lien Lender or an affiliate or approved fund of a First Lien Lender; provided, further, (A) such consent of the Borrower shall not be required (i) if such assignment is made (x) in the case of any First Lien Term Facility, to another First Lien Term Lender or an affiliate or approved fund of a First Lien Term Lender or (y) in the case of the Revolving Facility, to another First Lien Lender under the Revolving Facility or an affiliate or approved fund thereof, or (ii) provided not to a Disqualified Lender, after the occurrence and during the continuance of an event of default and (B) that the Borrower shall have deemed to have consented to any assignment unless it shall have objected thereto by written notice to the First Lien Administrative Agent within ten business days after having received written notice thereof. Upon such assignment, such affiliate, bank, financial institution or entity will become a First Lien Lender for all purposes under the First Lien Credit Documents; provided assignments made to such affiliates and other First Lien Lenders are not be subject to the above minimum assignment amount requirements. Each assignor or assignee shall pay a $3,500 fee to the First Lien Administrative Agent upon each assignment.

The First Lien Lenders are permitted to sell participations in the First Lien Loans and commitments without restriction other than to natural persons, Holdings, the Borrower and their respective affiliates or a Disqualified Lender to the extent that the list thereof has been made available to the First Lien Lenders (which the First Lien Administrative Agent may deliver or furnish by electronic communication, including email and by posting on Internet or intranet websites). Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, premium, interest (other than default interest) or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the First Lien Loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Notwithstanding the foregoing, in no event shall the First Lien Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation of First Lien Loans by the First Lien Lenders or disclosure of confidential information by the First Lien Lenders, in each case, to any Disqualified Lender.

Buybacks:	The Borrower shall have the right, at its option, to repurchase First Lien Term Loans and Incremental Term Loans on terms and conditions (including buy back mechanics) to be mutually agreed, including (i) no default or event of default shall have occurred or and be continuing, (ii) all such First Lien Term Loans and Incremental First Lien Term Loans so acquired shall be immediately cancelled and (iii) the Revolving Facility shall not be utilized to effect any such repurchase.

Amendments and Waivers:

Amendments and waivers of the provisions of the First Lien Credit Documents shall require the approval of First Lien Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the First Lien Facilities (the “Required Lenders”), except that (a) the consent of each First Lien Lender directly and adversely affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest (other than default interest), premium or fees, and (iii) extensions of scheduled payments (other than mandatory prepayments) of any First Lien Loans (including at final maturity) or times for payment of interest (other than default interest), premium or fees, (b) the consent of all of the First Lien Lenders is required with respect to (i) modifications to the pro rata sharing or payment provisions, the waterfall provisions and the voting percentages, (ii) releases of all or substantially all of the Collateral or the value of the Guarantees provided by the Guarantors taken as a whole (other than in connection with permitted asset sales) and (iii) the assignment or transfer by the Borrower of any of its rights and obligations under any First Lien Credit Document, (c) certain customary class voting rights for First Lien Lenders under the Revolving Facility to be mutually agreed upon and (d) amendments and waivers of the Financial Covenant and its component definitions (as used therein) shall require only the approval of the First Lien Lenders holding more than 50% of the aggregate commitments under the Revolving Facility.

The First Lien Credit Documents shall contain customary “amend and extend” provisions to be mutually agreed to permit the extension of the expiration date of the Revolving Facility and/or the final maturity date of the First Lien Term Facility (and any Incremental First Lien Term Facility), in each case, subject to affected First Lien Lender consent (but without the consent of any other First Lien Lender or the Required Lenders).

The First Lien Credit Documents will permit the First Lien Administrative Agent, with the consent of the Borrower only, to amend the First Lien Credit Documents to incorporate the provisions of any Incremental First Lien Facility or otherwise address any “MFN” requirement in the First Lien Credit Documents without any First Lien Lender’s consent.

In addition, the First Lien Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement the First Lien Credit Documents to cure any ambiguity, omission, defect or inconsistency, in each case, of a technical or immaterial nature, without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the First Lien Administrative Agent within five business days following receipt of notice thereof.

Cost, Yield Protection, Breakage Costs and EU Bail-in:	The First Lien Credit Documents will contain customary protection provisions (a) protecting the First Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in certain withholding or other taxes (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, regardless of the date enacted, adopted, issued or implemented), (b) indemnifying the First Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR borrowing on a day prior to the last day of an interest period with respect thereto, (c) permitting the Borrower to replace a Lender who asserts such claim without premium or penalty and (d) regarding EU Bail-in provisions.

Non-Consenting and Defaulting Lenders:	The First Lien Credit Documents will include customary provisions for (i) replacing non-consenting First Lien Lenders in connection with amendments and waivers and (ii) addressing “defaulting” First Lien Lenders, including, without limitation, the provision of cash collateral, the suspension of voting rights and rights to receive certain fees, and the termination or assignment of commitments or First Lien Loans of defaulting First Lien Lenders.

Indemnity and Expenses:	The First Lien Credit Documents will provide that the First Lien Administrative Agent, the First Lien Collateral Agent, the First Lien Lead Arrangers, each Issuing Bank and the First Lien Lenders (and their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable, documented or invoiced out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, solely in the case of an actual or potential conflict of interest where the indemnified person(s) affected by such conflict informs the Borrower of such conflict and thereafter, retains their own counsel, one additional conflicts counsel to each group of similarly affected indemnified persons taken as a whole, and (in either case), one local counsel, one foreign counsel, and one regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) to all (and/or each group of similarly affected) indemnified persons (as applicable), joint or several, to which any such indemnified person becomes subject to the extent arising out of, resulting from, or in connection with, any action, claim or investigations in respect of the Transactions, the First Lien Facilities or the use or the proposed use of proceeds thereof or any of the transactions contemplated thereby, except to the extent they arise from (a) the gross negligence, bad faith or willful misconduct of, or material breach of the First Lien Credit Documents by, such indemnified person, in each case, as determined by a court of competent jurisdiction in a final non-appealable decision or (b) any dispute solely among the indemnified persons (other than any claims against an indemnified person in its capacity as the First Lien Administrative Agent or a First Lien Lead Arranger) and not arising out of any act or omission of Holdings, the Borrower or any of their subsidiaries or affiliates.

In addition, whether or not the Closing Date occurs, the Borrower shall pay, to the extent invoiced in reasonable detail at least two business days prior to the Closing Date, on the Closing Date, and thereafter (or if the Closing Date does not occur), promptly on demand (a) all reasonable, documented and invoiced out-of-pocket expenses of the First Lien Lead Arrangers, the First Lien Administrative Agent, the First Lien Collateral Agent and each Issuing Bank (but limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of one counsel to all such person taken as a whole and, one local counsel, one foreign counsel and one regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) to all such persons in connection with the Transactions, the syndication of the First Lien Facilities, the preparation, negotiation and administration of the First Lien Credit Documents and amendments, modifications and waivers thereto (or proposed amendments, modifications or waivers thereto), and (b) all reasonable, documented and invoiced out of pocket expenses of the First Lien Lead Arrangers, the First Lien Administrative Agent, the First Lien Collateral Agent, each Issuing Bank and the First Lien Lenders (but limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of one counsel to all such persons taken as a whole and, solely in the case of an actual or potential conflict of interest where such person(s) affected by such conflict informs you of such conflict and thereafter, retains their own counsel, one additional counsel to each group of similarly affected persons taken as a whole, and (in either case), one local counsel, one foreign counsel and one regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) to all such persons or each group of similarly affected persons (as applicable) in connection with the enforcement of the First Lien Credit Documents or protection or preservation of rights thereunder.

Governing Law, Jurisdiction and Waiver of Jury Trial:	New York law shall govern the First Lien Credit Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection. The First Lien Credit Documents will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York in the Borough of Manhattan and appellate courts therefrom and shall waive any right to trial by jury.

Counsel to the First Lien Lead Arrangers and First Lien Administrative Agent:	White & Case LLP.

Exhibit C

PROJECT atlas

$70.0 Million Second Lien Contingency Term Facility

Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Second Lien Contingency Term Facility (as defined below). Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the commitment letter (including the exhibits thereto) to which this Exhibit C is attached (the “Commitment Letter”).

Borrower:	The Borrower under the First Lien Facilities.

Guarantors:	The Guarantors under the First Lien Facilities.

Second Lien Lead Arrangers:	Each of Macquarie Capital (USA) Inc. (“Macquarie Capital”) and Natixis, New York Branch (“Natixis”) will act as a joint lead arranger and bookrunner under the Second Lien Contingency Term Facility; and additional joint lead arrangers and bookrunners in respect of the Second Lien Contingency Term Facility may be appointed as, and to the extent, set forth in the Commitment Letter (collectively, the “Second Lien Lead Arrangers”).

Second Lien Administrative Agent and Second Lien Collateral Agent:	Macquarie Capital Funding LLC (“Macquarie Lender”) (or its designee) will act as administrative agent (the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agents”) and collateral agent (the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agents, the “Collateral Agents”) under the Second Lien Contingency Term Facility.

Second Lien Lenders:	Such banks, financial institutions and other lenders (including Macquarie Lender and Natixis, collectively, the “Second Lien Lenders”) selected by the Lead Arrangers in consultation with (and reasonably acceptable to) the Borrower (but excluding any Disqualified Lenders).

Second Lien Contingency Term Facility:	A senior secured second lien term loan facility in a principal amount equal to up to $70.0 million (plus at the Borrower’s option, any additional amounts under the Second Lien Contingency Term Facility to fund original issue discount and/or upfront fees on the Second Lien Contingency Term Facility in connection with the exercise of the “Flex Provisions” under the Fee Letter) (the “Second Lien Contingency Term Facility”, and the loans thereunder, the “Second Lien Term Loans”); provided, that the aggregate principal amount of the Second Lien Contingency Term Facility shall be reduced pursuant to the SPAC Equity Adjustment Mechanism. The Second Lien Term Loans will be made available to the Borrower in U.S. Dollars.

Incremental Second Lien Term Facilities:	The Borrower will have the right from time to time, on one or more occasions, to add one or more incremental term loan facilities to the Second Lien Contingency Term Facility or increase commitments under the Second Lien Contingency Term Facility or any then outstanding incremental term loan facility (each, an “Incremental Second Lien Term Facility”; the loans thereunder, the “Incremental Second Lien Term Loans”) in minimum amounts to be set forth in the Second Lien Credit Documents and in an aggregate principal amount not to exceed the sum of (A) the greater of (1) $62.0 million and (2) 100% of Adjusted EBITDA for the last four fiscal quarters of Holdings for which financial statements have been delivered to (or were required to have been delivered to) the Second Lien Administrative Agent (less amounts utilized under the “free and clear basket” under clause (A) in the section entitled “First Lien Incremental Facilities” in Exhibit B to the Commitment Letter) (the “Shared Fixed Incremental Amount”) plus (B) an unlimited (the “Incremental Second Lien Incurrence-Based Amount”) amount such that, giving pro forma effect to the incurrence of such amount pursuant to this clause (B) only (including the use of proceeds thereof) but, for the avoidance of doubt, without giving pro forma effect to any amounts incurred simultaneously under clause (A) above or clause (C) below (or amounts incurred simultaneously under the same provisions of the “Incremental First Lien Facilities” section in Exhibit B), (x) the Consolidated Secured Net Leverage Ratio shall be no greater than the Closing Date Secured Net Leverage Ratio after giving effect to the Transactions or (y) if incurred in connection with a permitted acquisition or other similar permitted investment, the Consolidated First Lien Net Leverage Ratio immediately prior to giving effect to such incurrence of indebtedness and any transactions occurring in connection therewith, plus (C) any voluntary prepayments of the Second Lien Contingency Term Facility prior to such time other than any such voluntary prepayments (x) in respect of Incremental Second Lien Term Facility incurred in reliance on clause (B) below or (y) to the extent financed with the proceeds of long term debt; provided that, in the case of an Incremental Second Lien Term Loan incurred to finance a Limited Condition Acquisition, compliance with the foregoing leverage ratio may be determined, at the option of the Borrower, as of the time of entry into the applicable definitive acquisition agreement (as opposed to at the time of incurrence of such indebtedness) and shall be calculated on a pro forma basis as of the most recent fiscal quarter end for which financial statements have been delivered (or were required to have been delivered) to the Second Lien Administrative Agent on or prior to the signing of the applicable definitive acquisition agreement) (and with proceeds from any such Incremental Second Lien Term Facility not being netted from indebtedness for such calculation); provided further:

(i)	the Incremental Second Lien Term Facilities will rank pari passu in right of payment and pari passu with respect to security with the other Second Lien Contingency Term Facility;

(ii)	except with respect to an aggregate amount of Incremental Second Lien Term Loans not greater than the Shared Fixed Incremental Amount (the “Maturity Exception Amount”), no Incremental Second Lien Term Facility will have a final maturity earlier than the maturity date of the then-existing Second Lien Contingency Term Facility, and the weighted average life to maturity of each Incremental Second Lien Term Facility shall be no shorter than the then remaining weighted average life to maturity of the then-existing Second Lien Contingency Term Facility;

(iii)	such Incremental Second Lien Term Facility shall not be (x) secured by any lien on any asset of the Borrower, any Guarantor or any of their respective subsidiaries that does not also secure the then outstanding Second Lien Term Facilities or (y) guaranteed by any person other than Guarantors under the Second Lien Contingency Term Facility;

(iv)	except with respect to (A) an aggregate amount of Incremental Second Lien Term Loans not greater than the Shared Fixed Incremental Amount, (B) any amount of the Incremental Second Lien Term Facility used to finance a permitted acquisition or other similar permitted investment and (C) any amount of any Incremental Second Lien Term Facility that matures more than one year after the Second Lien Contingency Term Facility (collectively, the “MFN Exception Amount”), if the Weighted Average Yield (as defined below) relating to any Incremental Second Lien Term Facility incurred on or prior to the date that is twelve months after the Closing Date exceeds the Weighted Average Yield relating to the Second Lien Term Loans by more than 0.75%, the Weighted Average Yield relating to the Second Lien Term Loans shall be adjusted to be equal to the Weighted Average Yield relating to such series of Incremental Second Lien Term Facility minus 0.75%;

(v)	(a) if the proceeds of such Incremental Second Lien Term Facility shall be applied to consummate a Limited Condition Acquisition, (1) the representations and warranties set forth in the Second Lien Credit Documents shall be true and correct in all material respects (or, if qualified by materiality, in all respects), provided that the accuracy of such representations and warranties may be subject to customary “SunGard” or “certain funds” conditionality to the extent agreed by the Second Lien Lenders providing such loans, (2) no default or event of default shall exist at the time of the incurrence of such loans and immediately after giving effect thereto; provided that the Lenders providing such loans may instead require only that no default or event of default shall exit at the time that the definitive acquisition agreement for such Limited Condition Acquisition is entered into or the related irrevocable notice of redemption is delivered and (3) on the date of incurrence thereof, both immediately before and immediately after giving effect thereto, no payment or bankruptcy event of default shall have occurred and be continuing or would result therefrom, and (b) in any other case, (x) no default or event of default shall exist on the date of incurrence thereof immediately before or immediately after giving effect thereto and (y) the representations and warranties set forth in the Second Lien Credit Documents shall be true and correct in all material respects (or, if qualified by materiality, in all respects);

(vi)	Incremental Second Lien Term Loans shall share ratably in all voluntary and mandatory prepayments of Second Lien Term Loans unless the lenders of such Incremental Second Lien Term Loans elect to receive a lesser share of any such prepayment; and

(vii)	except as otherwise required in preceding clauses (i) through (vi), all other terms of such Incremental Second Lien Term Facility, if not consistent with the terms of the existing Second Lien Contingency Term Facility, will be as agreed between the Borrower and the lenders providing such Incremental Second Lien Facility and shall be reasonably acceptable to the Second Lien Administrative Agent; provided, the terms of any Incremental Second Lien Term Facility (other than with respect to pricing, margin, maturity and/or fees or as otherwise contemplated by any of clauses (i) through (vi) above) shall not be materially more favorable (taken as a whole) to the lenders providing such Incremental Second Lien Term Facility than such terms in the then-existing Second Lien Contingency Term Facility, as reasonably determined by the Borrower in good faith (except to the extent (x) such terms are reasonably acceptable to the Second Lien Administrative Agent or added in the Second Lien Facilities for the benefit of the Second Lien Lenders pursuant to an amendment thereto (with no consent of the Second Lien Lenders being required) or (y) for terms applicable only to periods after the latest final maturity date of the Second Lien Facilities existing at the time of the incurrence of such Incremental Second Lien Term Facility).

No existing Second Lien Lender will be required to participate in any such Incremental Second Lien Term Facility without its consent.

As used herein, “Weighted Average Yield” means, with respect to any Second Lien Term Loan or Incremental Second Lien Term Loan on any date of determination, the weighted average yield to maturity (as determined in good faith by the Second Lien Administrative Agent), in each case, based on the interest rate applicable to such Second Lien Term Loan or Incremental Second Lien Term Loan on such date (including any floor and margin) and giving effect to all upfront or similar fees (including original issue discount where the amount of such discount is equated to interest based on an assumed four-year life to maturity or, if the actual maturity date falls earlier than four years, the lesser number of years) payable with respect to such Second Lien Term Loan or Incremental Second Lien Term Loan (but excluding such upfront or similar fees to the extent they constitute commitment, arrangement or similar fees that are not distributed to Second Lien Lenders generally).

For purposes of the foregoing, the Borrower may elect to use the Incremental Second Lien Incurrence-Based Amount prior to the Shared Fixed Incremental Amount and regardless of whether there is capacity under the Shared Fixed Incremental Amount, and if the Shared Incremental Amount and the Incremental Second Lien Incurrence-Based Amount are each available and the Borrower does not make an election, the Borrower will be deemed to have elected to use the Incremental Second Lien Incurrence-Based Amount first. The Borrower may reclassify, from time to time, any portion of an Incremental Second Lien Term Facility incurred under the Shared Fixed Incremental Amount as being incurred under the Incremental Second Lien Incurrence-Based Amount if, on such day of classification, the Borrower would satisfy the relevant incurrence criteria noted above (the “Second Lien Reclassification Right”).

Limited Condition Acquisition:	Substantially similar to the Limited Condition Acquisition-related provisions contained in the First Lien Credit Documents with appropriate modifications to reflect the structure of the Second Lien Contingency Term Facility.

Second Lien Refinancing Facilities:	The Second Lien Credit Documents will permit the Borrower to refinance loans under the Second Lien Contingency Term Facility (or any Incremental Second Lien Term Facility) from time to time, in whole or part, with one or more new term facilities (each, a “Second Lien Refinancing Term Facility”) incurred by the Borrower under the Second Lien Credit Documents with the consent of the Borrower and the institutions providing such Second Lien Refinancing Term Facility or with one or more additional series of senior unsecured notes or loans incurred by the Borrower or senior secured notes or loans incurred by the Borrower that will be secured by the Collateral on a pari passu basis or by senior secured notes or loans incurred by the Borrower that will be secured on a junior basis with the Second Lien Contingency Term Facility, senior subordinated notes or loans, or subordinated notes or loans (any such notes or loans, “Second Lien Refinancing Notes”), subject solely to the following terms and conditions: (i) any Second Lien Refinancing Facility or Second Lien Refinancing Notes shall not be in a principal amount that exceeds the amount of loans and commitments so refinanced, plus accrued and unpaid interest thereon, and fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith, (ii) in the case of secured Second Lien Refinancing Term Facilities or Second Lien Refinancing Notes, customary and reasonably satisfactory intercreditor agreements are entered into or the joinder of the representatives of such Second Lien Refinancing Facilities or Second Lien Refinancing Notes to the Intercreditor Agreement pursuant to the terms thereof, (iii) subject to clause (x) below, any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Second Lien Contingency Term Facility or the Incremental Second Lien Term Facility, as applicable, being refinanced, (iv) no subsidiary of Holdings is a guarantor with respect to any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes unless such subsidiary is a Guarantor which shall have previously or substantially concurrently guaranteed the Second Lien Contingency Term Facility that remains outstanding after such refinancing, (v) any Second Lien Refinancing Term Facilities or Second Lien Refinancing Notes are not secured by any assets not previously securing the Second Lien Contingency Term Facility unless such assets substantially concurrently secure the Second Lien Contingency Term Facility that remains outstanding after such refinancing, (vi) the terms and conditions of such Second Lien Refinancing Term Facility or Second Lien Refinancing Notes (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the latest maturity date of the loans and commitments) reflect terms and conditions at the time of incurrence or issuance not materially more favorable to the lenders or holders providing such Second Lien Refinancing Term Facility or Second Lien Notes, as reasonably determined in good faith by the Borrower, than those applicable to the facility being so refinanced (except for covenants and other provisions applicable only to periods after the latest final maturity date of any facility under the Second Lien Credit Documents remaining outstanding after giving effect to the incurrence or issuance of such Second Lien Refinancing Facility or Second Lien Refinancing Term Notes) except to the extent (x) such terms are reasonably acceptable to the Second Lien Administrative Agent or added in the Second Lien Facilities for the benefit of the Second Lien Lenders pursuant to an amendment thereto (with no consent of the Second Lien Lenders being required) or (y) for terms applicable only to periods after the latest final maturity date of the Second Lien Facilities existing at the time of the incurrence of such Second Lien Refinancing Term Facility or Second Lien Refinancing Notes), (vii) any Second Lien Refinancing Term Facility shall share ratably (and not more than ratably) in any voluntary or mandatory prepayments of the Second Lien Contingency Term Facility unless (a) the Borrower and the lenders in respect of such Second Lien Refinancing Term Facility elect lesser prepayments or (b) such Second Lien Refinancing Term Facility is not pari passu in right of payment and security (in which case such prepayments shall be on a junior basis), (viii) delivery of customary certificates, legal opinions and other customary documents and customary information as reasonably requested by the Second Lien Administrative Agent, (ix) if the indebtedness being refinanced was (A) contractually subordinated to the Second Lien Contingency Term Facility in right of payment, such Second Lien Refinancing Facility or Second Lien Refinancing Notes shall be contractually subordinated to the Second Lien Contingency Term Facility on at least the same basis, (B) contractually subordinated to the Second Lien Contingency Term Facility or Second Lien Refinancing Notes in right of security, such Second Lien Refinancing Facility shall be contractually subordinated in right of security to the Second Lien Contingency Term Facility on at least the same basis or be unsecured, or (C) unsecured, such Second Lien Refinancing Facility or Second Lien Refinancing Notes shall be unsecured and (x) if any such Second Lien Refinancing Facility or Second Lien Refinancing Notes is not pari passu in right of payment to and security with the Second Lien Contingency Term Facility, it does not (1) mature prior to the date that is 91 days after the maturity date of the Second Lien Contingency Term Facility (or, if later, any later maturity date for any Second Lien Contingency Term Facility then in effect) or have a weighted average life less than the weighted average life of the Second Lien Contingency Term Facility (or any later maturing Second Lien Contingency Term Facility then in effect) plus 91 days and (2) have mandatory prepayment, redemption or offer to purchase events more onerous to the Borrower (as reasonably determined in good faith by the Borrower) than those set forth in the Second Lien Contingency Term Facility (and shall otherwise be subject to the terms of the Second Lien Contingency Term Facility).

Second Lien Credit Documents:	The definitive documentation for the Second Lien Contingency Term Facility, including the Intercreditor Agreement (the “Second Lien Credit Documents” and, together with the First Lien Credit Documents, the “Facilities Documentation”) shall be substantially consistent with the First Lien Credit Documents, with appropriate changes to reflect the terms set forth herein (giving effect to the “Flex Provisions” of the Fee Letter), second lien status of the Second Lien Contingency Term Facility and the absence of a revolving facility.

Purpose/Use of Proceeds:

Second Lien Contingency Term Facility: Proceeds of the Second Lien Contingency Term Facility, together with the proceeds of the First Lien Term Facility and the SPAC Equity Contribution, will be used to fund the Transactions and the Transaction Costs.

Incremental Second Lien Term Facilities: Proceeds will be available for working capital and general corporate purposes, including Permitted Acquisitions, other permitted investments, capital expenditures, associated costs and expenses, permitted restricted payments or any other transaction permitted under the Second Lien Credit Documents.

Availability:

Second Lien Contingency Term Facility: The Second Lien Contingency Term Facility will be available in U.S. dollars in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Contingency Term Facility that are repaid or prepaid may not be reborrowed.

Incremental Second Lien Term Facilities: As agreed by the Borrower and the lenders providing the Incremental Second Lien Term Facilities.

Maturity:	Eight years after the Closing Date. The Second Lien Credit Documents will contain customary “amend and extend” provisions consistent with those set forth in the First Lien Credit Documents.

Closing Date:	The date on which the borrowing under the Second Lien Contingency Term Facility is made and the Acquisition is consummated (the “Closing Date”).

Amortization:	Payable at maturity (no required amortization).

Interest Rate:

All amounts outstanding under the Second Lien Contingency Term Facility will bear interest at the Borrower’s option, at either (a) the reserve adjusted Eurodollar Rate plus 8.25% per annum or (b) the Base Rate plus 7.25% per annum (subject to adjustment as provided in the Fee Letter).

For purposes hereof:

“Base Rate” means the highest of (i) the Federal Funds Rate plus ½ of 1.00%, (ii) the “U.S. Prime Lending Rate” published by The Wall Street Journal and (iii) the Eurodollar Rate for an interest period of one month plus 1.00%.

“Base Rate Loans” means Second Lien Term Loans bearing interest based upon the Base Rate.

“Eurodollar Rate” means the greater of (x) the reserve adjusted London Interbank Offered Rate or a comparable or successor rate which rate is reasonably approved by the Second Lien Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Second Lien Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for deposits in U.S. Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period and (y) 1.00%. The Precedent Documentation will include the Administrative Agent’s customary London Interbank Offered Rate replacement provisions in the event that the London Interbank Offered Rate is discontinued (which, in any event, shall require providing five business days prior notice to the Lenders and provide the Required Lenders with a right to object to such replacement provisions within such five business day period).

“Eurodollar Loans” means Second Lien Term Loans bearing interest based upon the Eurodollar Rate.

Overdue principal, interest and other amounts will accrue at a rate equal to the otherwise applicable rate (or if no such rate is then applicable, then by reference to the rate then applicable to Base Rate Loans) plus an additional 2.00% per annum, in each case, payable on demand.

Interest Payments:	Quarterly for Base Rate Loans; except as set forth below, on the last day of selected interest periods (which shall be one, two, three and six months (or, if available, twelve months or a period of less than one month (in either case) with the consent of all affected Second Lien Lenders) for Eurodollar Loans (and at the end of every three months, in the case of interest periods of longer than three months); upon prepayment (to the extent accrued on the amount being prepaid), in each case, payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to Base Rate Loans the interest rate on which is determined by reference to the “U.S. Prime Lending Rate”); and on the applicable maturity date.

Voluntary Prepayments:	The Second Lien Contingency Term Facility may be prepaid in whole or in part without premium or penalty (except for the Prepayment Premium (as defined below) as applicable); provided Eurodollar Loans will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Second Lien Contingency Term Facility, any Incremental Second Lien Term Facility or Second Lien Refinancing Term Facility will be applied to any future scheduled amortization payments of each such tranche of Second Lien Term Loans as directed by the Borrower (or, in the absence of such direction, in the direct order of maturity).

Mandatory Prepayments:	Subject to the termination of all commitments, and the prior repayment in full in cash of all obligations (other than with First Lien Declined Proceeds and customary contingent indemnity obligations for which no claim has been made), under the First Lien Facilities, the Borrower shall make the following mandatory prepayments (subject to basket amounts, thresholds, carveouts and exceptions consistent with those set forth in the First Lien Credit Documents and subject to the Facilities Documentation Principles):

1.	Asset Sales: Prepayments in an amount equal to 100% (with step-downs to 50% and 0% based upon the achievement of Consolidated Secured Net Leverage Ratios equal to or less than 0.50x and 1.00x below the Closing Date Secured Net Leverage Ratio, respectively (the “Asset Sale Prepayment Step-Downs”), and any portion of the net cash proceeds not required to prepay the Second Lien Term Loans or to be reinvested pursuant to this clause 1 shall be referred to as the “Retained Asset Sale Proceeds”) of the net cash proceeds of the non-ordinary course sale or other disposition of assets of Holdings, the Borrower or any Restricted Subsidiaries (including insurance and condemnation proceeds proceeds), in excess of an amount to be mutually agreed for each such individual asset sale or disposition (or series of related asset sales or dispositions) and an amount to be mutually agreed in the aggregate for any fiscal year, subject to the right of the Borrower and its Restricted Subsidiaries, absent an event of default then continuing, to reinvest (or commit to reinvest) such proceeds in other assets (other than working capital assets) useful in the business of the Borrower and its Restricted Subsidiaries within 365 days of receipt thereof (or, if so committed to reinvest within such 365-day period, such 365-day period shall extend by an additional 180-day period).

2.	Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by Holdings, the Borrower or any of its Restricted Subsidiaries, other than indebtedness expressly permitted under the Second Lien Credit Documents (other than in respect of Second Lien Refinancing Facilities and Second Lien Refinancing Notes).

3.	Excess Cash Flow: Prepayments in an amount equal to 50% (with step-downs to 25% and 0% based upon the achievement of Consolidated Total Net Leverage Ratios that equal to or less than 0.50x and 1.00x below the Closing Date Total Net Leverage Ratio, respectively) of “excess cash flow” (to be defined on a basis to be mutually agreed and in a manner consistent with the First Lien Credit Documents) for each fiscal year (beginning with the fiscal year ending December 31, 2020; provided, however, if the Closing Date occurs after January 1, 2020, the initial payment shall be in respect of the period from the Closing Date through and including December 31, 2020); provided, the amount of any excess cash flow prepayment may, at the Borrower’s option, be reduced dollar-for-dollar by the amount of voluntary prepayments or repurchases of loans under the First Lien Term Facility, Second Lien Contingency Term Facility, any Incremental Second Lien Term Facility, any Incremental First Lien Term Facility, any pari passu Second Lien Refinancing Term Facility and the Revolving Facility (in the case of the Revolving Facility, to the extent accompanied by a permanent corresponding reduction of the relevant commitment) paid from internally generated cash during such fiscal year or at any time prior to the date on which such excess cash flow payment would otherwise be required to be made (but, in the case of any such prepayment made pursuant to the “Borrower” buy-back provisions, shall be limited to the actual amount of cash used to make such payment and only if the applicable prepayment offer was made to all applicable Second Lien Lenders).

All mandatory prepayments above will be applied, subject to payment, if applicable, of the Prepayment Premium below, to prepay the Second Lien Term Loans, any Incremental Second Lien Term Loans, any term loans under any pari passu Second Lien Refinancing Term Facility and, to the extent provided below, any other secured term indebtedness incurred on a pari passu basis with the Second Lien Term Loans (to the extent a mandatory prepayment or offer to prepay such term indebtedness is required thereunder) on a pro rata basis (unless the lenders under any such Incremental Second Lien Term Facility, Second Lien Refinancing Term Facility or such other pari passu indebtedness have elected a lesser prepayment).

Any Second Lien Lender may elect not to accept any mandatory prepayment made pursuant to paragraph (1) or (3) above (such declined payment, the “Second Lien Declined Proceeds”). Any such Second Lien Declined Proceeds may be retained by the Borrower (such declined payment, the “Declined Proceeds”), and will increase the Available Amount Basket.

Prepayment Premium:	All optional prepayments and all mandatory prepayments in respect of incurrences of indebtedness and sales (directly or indirectly) of all or substantially all of the assets (or capital stock) of the Borrower and its Restricted Subsidiaries, and any Repricing Event (as defined in Exhibit B to the Commitment Letter but modified for Second Lien Term Loans and to eliminate any of the carve-outs and exceptions to a Repricing Event set forth in Exhibit B to the Commitment Letter) with respect to, the Second Lien Contingency Term Facility (including in connection with the replacement or repayment of any Second Lien Lender who does not consent to any Repricing Event) will be subject to a prepayment premium (the “Prepayment Premium”) equal to (i) if such prepayment is made, or Repricing Event occurs, on or prior to the first anniversary of the Closing Date, 2.00% of the Second Lien Term Loans prepaid or subject to such Repricing Event and (ii) if such prepayment is made or, Repricing Event occurs, after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 1.00% of the Second Lien Term Loans prepaid or subject to such Repricing Event. No Prepayment Premium shall apply after the second anniversary of the Closing Date.

Security:	Same as the collateral provisions contained in the First Lien Credit Documents, with appropriate modifications to reflect the second lien status of the Second Lien Contingency Term Facility.

Intercreditor Arrangements:	The priority of the security interest and related creditor rights among the First Lien Facilities and the Second Lien Contingency Term Facility will be set forth in the Intercreditor Agreement.

Representations and Warranties:	Consistent with the First Lien Credit Documents subject to appropriate modifications to reflect the second lien status of the Second Lien Term Loans.

Covenants:

A. Financial Covenant: None.

B. Affirmative Covenants: Consistent with the First Lien Credit Documents subject to appropriate modifications to reflect the second lien status of the Second Lien Term Loans.

C. Negative Covenants: The negative covenants shall be consistent with the negative covenants contained in the First Lien Credit Documents, except that (a) appropriate modifications will be made to reflect the second lien status of the Second Lien Term Loans, (b) there will be a customary anti-layering covenant and (c) dollar and corresponding grower “baskets” (but not ratios) for the negative covenants under the Second Lien Credit Documents will be sized with cushions that are 25% greater than the corresponding dollar “baskets” under the First Lien Credit Documents.

Events of Default:	Substantially similar to the events of default provisions contained in the First Lien Credit Documents, with appropriate modifications to reflect the second lien status of the Second Lien Contingency Term Facility; provided that (a) the materiality dollar thresholds shall have a 25% cushion to the corresponding dollar thresholds under the First Lien Facilities and (b) the Second Lien Credit Documents shall not include a cross default to the First Lien Facilities or any other material indebtedness defaulted solely as a result of a default under the First Lien Facilities but shall include a cross acceleration and cross payment default to the First Lien Facilities and any other such indebtedness.

Conditions Precedent to Borrowings and Issuances on the Closing Date:	The availability of the Second Lien Facilities on the Closing Date with respect to the Acquisition will be conditioned only upon the satisfaction (or waiver in writing by the Commitment Parties) of the conditions precedent set forth in Exhibit D to the Commitment Letter, subject to the Certain Funds Provision.

Assignments and Participations:	Substantially similar to the First Lien Credit Documents.

Amendments and Waivers:	Substantially similar to the First Lien Credit Documents.

Cost, Yield Protection, Breakage Costs and EU Bail-in:	Consistent with the First Lien Credit Documents.

Non-Consenting and Defaulting Lenders:	Substantially similar to the First Lien Credit Documents.

Indemnity and Expenses:	Consistent with the First Lien Credit Documents.

Governing Law, Jurisdiction and Waiver of Jury Trial:	Consistent with the First Lien Credit Documents.

Counsel to the Second Lien Lead Arrangers and Second Lien Administrative Agent:	White & Case LLP.

Exhibit D

Project Atlas

Conditions Precedent

The availability of the Facilities on the Closing Date shall be subject solely to the satisfaction (or waiver by the Commitment Parties in writing) of only the following conditions (subject to the Certain Funds Provision (as defined below)) on or prior to the Expiration Date. Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1. Subject to the Certain Funds Provision, each Credit Party to be party thereto shall have executed and delivered the First Lien Credit Documents and, if applicable, the Second Lien Credit Documents, including the Intercreditor Agreement (collectively, the “Credit Documents”) on terms consistent with the Commitment Letter and the Commitment Parties shall have received:

a.	customary closing certificates (with evidence of incumbency, authority and charter documents) and good standing certificates, lien search results, a customary borrowing notice, customary evidence of insurance and customary legal opinions; and

b.	a solvency certificate substantially in the form of Annex I attached hereto, from the chief financial officer of the Borrower (or other authorized financial officer thereof reasonably acceptable to the Commitment Parties), dated the Closing Date, certifying that upon giving effect to the Transactions, the Borrower and its subsidiaries, on a consolidated basis, are solvent.

2. Substantially concurrently with the initial fundings contemplated by the Commitment Letter, (a) Holdings shall have received (x) the SPAC Equity Contribution in the aggregate amount of at least $100.0 million and (y) the Minimum Equity Amount (of which at least $100 million will consist of the SPAC Equity Contribution referred to in the foregoing clause (x)), (b) the BCP Equity Rollover and the Target Equity Rollover shall have occurred and (c) the Refinancing shall have occurred (with all applicable related liens and guarantees to be released and terminated or customary provisions therefor made).

3. Substantially concurrently with the initial fundings contemplated by the Commitment Letter, the Acquisition shall have been or shall be consummated in accordance with the terms and conditions of the Acquisition Agreement, as from time to time waived, amended, supplemented or otherwise modified, other than any such waiver, amendment, supplement, consent or other modification thereto that, individually or in the aggregate, is materially adverse to the interests of the Lenders or the Lead Arrangers unless the Lead Arrangers shall have consented thereto; provided that (i) any decrease in the purchase price shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers if such decrease is allocated, first, to reduce the SPAC Equity Contribution to an amount not less than the greater of (x) the Minimum Equity Amount and (y) $100.0 million and, thereafter, as a reduction to the First Lien Term Facility and the Second Lien Contingency Term Facility, on a dollar-for-dollar basis, and with the allocation of such reduction as between the First Lien Term Facility and/or the Second Lien Contingency Term Facility to be at the Commitment Parties’ sole discretion and (ii) any increase in the purchase price shall not be deemed to be materially adverse to the Lenders or the Lead Arrangers if such increase is funded solely by an increase in the SPAC Equity Contribution; provided further, (A) any change in the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers and (B) any purchase price adjustment (including any working capital adjustment) expressly contemplated by the Acquisition Agreement (as originally in effect) shall not be considered an amendment, waiver, supplement, consent or other modification of the Acquisition Agreement.

4. Since December 31, 2018, there has been no Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof).

5. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows (i) of the SPAC for its fiscal year ended December 31, 2018 and for its fiscal year ending December 31, 2019 to the extent that the Closing Date occurs on or after March 31, 2020 and (ii) of the Target for the three prior fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the SPAC and the Target for any subsequent fiscal quarter ended at least 45 days prior to the Closing Date.

6. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated income statements of Holdings and its subsidiaries as of the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements of the Target have been delivered pursuant to paragraph 5 above, prepared giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the pro forma balance sheet) or as of the beginning of such period (in the case of the pro forma income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (such pro forma financial statements, together with the financial statements referred to in paragraph 5 above, the “Required Financial Information”).

7. Each Administrative Agent shall have received, (x) at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in each case, to the extent requested of the Borrower by the Commitment Parties at least ten days prior to the Closing Date and (y) at least three business days prior to the Closing Date, with respect to the Borrower to the extent that it qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and requested of the Borrower by the Commitment Parties at least ten days prior to the Closing Date.

8. Payment of all expenses then due by the Credit Parties to the Commitment Parties and the Lenders in connection with the financing contemplated hereby (which amounts may be offset against the proceeds of the Facilities), to the extent invoiced at least two business days prior to the Closing Date, and all fees required to be paid on the Closing Date pursuant to the Fee Letter shall have been paid, or shall be paid substantially concurrently with the initial borrowing under the Facilities (which amounts may be offset against the proceeds of the Facilities).

9. Subject to the Certain Funds Provision, each Administrative Agent shall have received the following: (a) a guarantee and security agreement relating to the Facilities, prepared in accordance with the Facilities Documentation Principles, and executed by the Credit Parties, pursuant to which a guaranty is given, and a lien is granted on the Collateral, in favor of each applicable Administrative Agent for the benefit of the First Lien Lenders and Second Lien Lenders, as the case may be, under the Facilities and each such Administrative Agent is authorized to file customary UCC-1 financing statements with respect thereto, (b) certificates representing the certificated capital stock (to the extent certificated for purposes of the UCC and to the extent required to be pledged in accordance with Exhibit B of the Commitment Letter) of the Borrower and its subsidiaries and (c) all other documents and estimates required to create and perfect the respective Collateral Agent’s security interest in the Collateral.

10. The Acquisition Agreement Representations (as defined below) shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations (as defined below) shall be true and correct in all material respects on and as of the Closing Date, except in the case of any Specified Representation which expressly relates to a given date or period, in which case, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of such representations and warranties are qualified by or subject to a materiality, “material adverse effect”, “material adverse change” or similar term or qualification, such representations and warranties shall be true in all respects.

11. The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of not less than 15 consecutive business days (ending no later than the business day immediately prior to the Closing Date) commencing upon their receipt from (or on behalf of) the Borrower or the SPAC of (a) notice of the amount of the Buyer Stock Redemption, (b) information of a type customarily required to be delivered by a borrower in connection with, and necessary for the preparation of, a Confidential Information Memorandum and (c) the Required Financial Information to syndicate the Facilities; provided that (x) November 27, 2019 and November 29, 2019 shall not be considered Business Days for purposes of such period, (y) if the Marketing Period shall not have been completed by August 16, 2019, then it shall not commence until September 4, 2019 and (z) if the Marketing Period shall not have been completed by December 20, 2019, then it shall not commence until January 6, 2020.

Notwithstanding anything in the Commitment Letter, the Fee Letter, the Credit Documents or any other letter agreement or other undertaking concerning the financing of the Transactions contemplated hereby to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date, shall be (i) such of the representations and warranties made by the Seller and/or the Target with respect to the Target and its subsidiaries and their respective businesses (including the ownership of the equity interests of the Target by the Seller) in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the SPAC, Acquisition Co. or their affiliates have the right to terminate its or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations or warranty in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations, and (b) the terms of the Credit Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Exhibit D are satisfied (it being understood that, to the extent any collateral (including the creation or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided or perfected on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or (ii) in certificated capital stock of the Borrower and subsidiary Guarantors with respect to which a lien may be perfected by the delivery of a stock certificate (to the extent required by the Term Sheets), then the provision of any such collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided within 90 days after the Closing Date (or such longer period as the Administrative Agents may agree in their sole discretion) pursuant to customary arrangements. For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets and set forth in the Credit Documents relating to legal existence, qualification, good standing and power and authority of the Credit Parties (as it relates to due authorization, execution, delivery and performance of the Credit Documents) and due authorization, execution and delivery of the Credit Documents by the Credit Parties party thereto and the enforceability of the Credit Documents against the Credit Parties party thereto, no conflicts of the Credit Documents with organizational documents of the Credit Parties party thereto as they relate to the entering into and performance of the Credit Documents, the provision of Guarantees and granting of security interest in the collateral, creation, validity, perfection and priority of liens under the security documents (subject to the limitations set forth in the immediately preceding sentence), Investment Company Act, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be determined in a manner consistent with the manner in which solvency is determined in the solvency certificate attached hereto as Annex I), Federal Reserve margin regulations, Beneficial Ownership Certification, Patriot Act, OFAC, FCPA and other anti-corruption, anti-bribery, anti-terrorism and sanctions laws. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

Annex I

Form of Solvency Certificate

[     ], 201[_]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the [First Lien][Second Lien] Credit Agreement, dated as of [     ] (as amended, restated, amended and restated, supplemented and/or otherwise modified, the “Credit Agreement”), by and among [     ] (the “Borrower”), [     ] (“Holdings”), the lending institutions from time to time parties thereto and [     ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [     ], the [Chief Financial Officer / other senior financial officer] of the Borrower, in that capacity only and not in my individual capacity, DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof, that:

1. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Term Loan Maturity Date.

[Solvency Certificate]

2. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that immediately after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3. In reaching the conclusions set forth in this Certificate, the undersigned (i) has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the transactions contemplated by the Credit Agreement, (ii) has reviewed the Credit Agreement and the financial statements referred to therein and (iii) in the undersigned’s capacity as [Chief Financial Officer], is familiar with the financial condition of the Borrower and its subsidiaries.

[Remainder of Page Intentionally Left Blank]

[Solvency Certificate]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[ ]

By:
Name:
Title:	[Chief Financial Officer / other senior financial officer]